Exhibit 10.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

EASYKNIT ENTERPRISES HOLDINGS LIMITED

RACE MERGER, INC.

and

WITS BASIN PRECIOUS MINERALS INC.

Dated as of April 20, 2007

i

ARTICLE IX GENERAL PROVISIONS	86
SECTION 9.01 Survival	86
SECTION 9.02 Notices	86
SECTION 9.03 Certain Definitions	87
SECTION 9.04 Severability	95
SECTION 9.05 Entire Agreement; Assignment	95
SECTION 9.06 Parties in Interest; Third Parties	95
SECTION 9.07 Specific Performance	95
SECTION 9.08 Governing Law	96
SECTION 9.09 Headings	96
SECTION 9.10 Counterparts	96
SECTION 9.11 Waiver of Jury Trial	96
EXHIBITS AND SCHEDULES
Exhibits
Exhibit 6.08(a)- Form of Affiliate Letter for Affiliates of the Company

Schedules
Company Disclosure Schedule
Parent Disclosure Schedule

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of April 20, 2007 (this “Agreement”), among Easyknit Enterprises Holdings Limited, a company incorporated in Bermuda (“Parent”), Race Merger, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Wits Basin Precious Minerals Inc., a Minnesota corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation Act of the State of Minnesota (the “MBCA”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) by a unanimous vote (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement and (ii) on the terms and subject to the conditions set forth herein, has resolved to recommend the approval and adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) by a unanimous vote (i) on the terms and subject to the conditions set forth herein, has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its shareholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) has resolved to recommend that the shareholders of Parent vote to approve (A) this Agreement, the Merger and the other transactions contemplated by this Agreement, (B) the issuance of ordinary shares, par value HK$0.01 per share, of Parent (“Parent Ordinary Shares”) underlying the Parent ADSs (as defined in Section 9.03(a)) that will be issued to the stockholders of the Company pursuant to the terms of the Merger, (C) the issuance of the Substitute Options (as defined in Section 2.04) as set forth in Section 2.04 and the issuance of Parent Ordinary Shares underlying the Parent ADSs to be issued upon exercise of the Substitute Options, (D) the assumption of certain obligations under the Company Warrants (as defined below), the Company Convertible Notes (as defined below) and the Company Additional Share and Warrant Obligations (as defined below), the entry into any agreements in connection with such assumption and the issuance of Parent Ordinary Shares underlying the Parent ADSs to be issued upon conversion of the Company Warrants, the Company Convertible Notes and the Company Additional Share and Warrant Obligations (the matters in clauses (A), (B) and (C) being together referred to as the “Share Issuance”), (E) the adoption of the New Stock Option Plans (as defined in Section 2.04(a)) (the “New Stock Option Plans Adoption”) and (F) the appointment of the Company Designated Directors (as defined in Section 6.14) as set forth in Section 6.14(a)(ii) (the “Parent Board Appointments”);

WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02 Effective Time; Closing. Within two business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Minnesota, in such form as is required by, and executed in accordance with, the relevant provisions of the MBCA (the date and time of such filing of the Articles of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Articles of Merger) being the “Effective Time”). Immediately prior to such filing of the Articles of Merger, a closing (the “Closing”) shall be held at the offices of Baker & McKenzie, 14/F., Hutchison House, 10 Harcourt Road, Hong Kong, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

SECTION 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1.04 Articles of Incorporation; By-laws. a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

(b) At the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

SECTION 1.05 Directors and Officers. At the Effective Time, the Board of Directors of Merger Sub shall resign and H. Vance White, Stephen D. King, Mark D. Dacko, Norman D. Lowenthal, Kwong Jimmy Cheung Tim and Tse Wing Chiu, Ricky shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

SECTION 1.06 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things necessary or advisable in the opinion of Parent to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) each share of common stock, par value US$0.01 per share, of the Company (“Company Common Stock”) (all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time being hereinafter collectively referred to as the “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section 2.01(b)) shall be canceled and shall be converted automatically, subject to Section 2.02, into the right to receive Parent ADSs issued in accordance with a deposit agreement to be entered into by and among Parent, a depositary bank, as Depositary, and the registered owners and holders from time to time of Parent ADSs (the “Parent Deposit Agreement”). The Parent ADSs may be evidenced by one or more Parent ADRs (as defined in Section 9.03(a)). The Parent ADSs to be issued upon conversion of Company Shares pursuant to this Section 2.01(a), any cash to be paid in lieu of fractional Parent ADSs as contemplated in Section 2.02(e), and any Parent ADSs to be issued upon conversion or exercise of Substitute Warrants, Company Convertible Notes, Company Additional Share and Warrant Obligations and Substitute Options are referred to collectively as “Merger Consideration.” As of the Effective Time, persons holding, immediately prior to the Effective Time, Company Shares, Company Warrants, Company Stock Options, Company Convertible Notes, Company Additional Share and Warrant Obligations and any other security convertible into capital stock of the Company shall receive their pro rata share of the Merger Consideration, calculated on a fully-diluted basis, subject to adjustment for any issuances of Company Shares after the date hereof by the Company and shall not hold, in the aggregate, more than 46% of the Parent Ordinary Shares (whether represented by ADRs or otherwise) on a fully-diluted basis. For the avoidance of doubt, the parties agree that the Merger Consideration shall consist of 33,452,863 Parent ADSs representing 3,345,286,315 newly issued Parent Ordinary Shares representing 46% of the Parent Ordinary Shares as of the Effective Time on a fully-diluted basis (upon giving effect to the Merger and the Share Issuance) and that the Merger Consideration will be allocated among all issued and outstanding shares of capital stock, options, warrants, convertible notes and other equity securities of the Company outstanding at the Effective Time, including any Company Shares that may be issued by the Company prior to the Effective Time. Such underlying Parent Ordinary Shares shall be in the same class and of the same ranking as currently outstanding Parent Ordinary Shares;

(b) each Company Share held in the treasury of the Company and each Company Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time (collectively, the “Excluded Company Shares”) shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) each share of common stock, par value US$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value US$0.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”).

SECTION 2.02 Exchange of Certificates.

(a) Exchange Agent. i) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company as exchange agent (the “Exchange Agent”) for the purpose of accepting Certificates (as defined below) to be surrendered by holders of Company Shares in exchange for the Merger Consideration. Promptly after the Effective Time, the Surviving Corporation will mail, or shall cause the Exchange Agent to mail, to each person who was, at the Effective Time, a holder of record of Company Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (A) a letter of transmittal, which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Company Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall have such other provisions as Parent may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal.

(ii) At the Effective Time, Parent shall issue to and deposit with the Depositary, for the benefit of the holders of Company Shares converted into the right to receive Parent ADSs in accordance with Section 2.01(a), Parent Ordinary Shares in an amount sufficient to permit the Depositary to deliver the number of Parent ADSs issuable pursuant to Section 2.01(a). Parent shall cause the Depositary to deliver those Parent ADRs to the Exchange Agent for the benefit of the holders of Company Shares converted into the right to receive Parent ADSs in accordance with Section 2.01(a). Any Parent Ordinary Shares made available to the Depositary pursuant to this Section 2.02(a) to be exchanged for Company Shares for which appraisal rights have properly been demanded shall be returned to Parent upon demand.

(b) Exchange Procedures. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and covering the Company Shares represented by such Certificate, and such other documents as may be required pursuant to the instructions to the letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (i) the number of whole Parent ADSs (excluding any fractional interest in Parent ADSs) to which such holder is entitled in respect of such Company Shares pursuant to Section 2.01(a), and (ii) a check in the amount (after giving effect to any required Tax withholdings) equal to (A) any cash in lieu of fractional interests in Parent ADSs to which such holder is entitled pursuant to Section 2.02(e) and (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, certificates representing, in the aggregate, the proper number of Parent ADSs and a check in the amount equal to any cash in lieu of any fractional interest in Parent ADSs to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) may be issued to a transferee if the Certificate representing such Company Shares is presented to the Exchange Agent, properly endorsed and otherwise in proper form for transfer, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Parent ADSs, cash in lieu of any fractional interest in Parent ADSs to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to this Article II.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent ADSs represented thereby, and no cash payment in lieu of any fractional interest in Parent ADSs shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws (as defined in Section 3.05(a)), following surrender of any such Certificate, there shall be paid to the holder of whole Parent ADSs issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional interest in Parent ADSs to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to the Parent Ordinary Shares represented by such whole Parent ADSs, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to the Parent Ordinary Shares represented by such whole Parent ADSs.

(d) No Further Rights in Company Shares. All Parent ADSs issued upon conversion of the Company Shares and the surrender of the Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or (e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such Company Shares.

(e) No Fractional ADSs. ii) No certificates or scrip representing fractional interests in Parent ADSs shall be issued upon the surrender for exchange of Certificates, and such fractional interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Parent or a holder of Parent ADRs or Parent ADSs.

(ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole Parent Ordinary Shares delivered to the Depositary by Parent pursuant to Section 2.02(a)(ii) over (B) the aggregate number of whole Parent Ordinary Shares represented by the Parent ADSs to be distributed to holders of Company Shares pursuant to Section 2.02(b) (such excess, as issued as Parent ADSs by the Depositary to the Exchange Agent, the “Excess ADSs”). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of Company Shares, who, but for the provisions of this Section 2.02(e), would be entitled to fractional interests in Parent ADSs, shall sell the Excess ADSs on the American Stock Exchange LLC (“AMEX”), all in the manner provided in clause (iii) of this Section 2.02(e).

(iii) The sale of the Excess ADSs by the Exchange Agent shall be executed on the AMEX through one or more member firms of the National Association of Securities Dealers, Inc. (the “NASD”). Until the net proceeds of such sale or sales have been distributed to the holders of Company Shares who are entitled to receive such proceeds in lieu of fractional interests in Parent ADSs, the Exchange Agent will hold such proceeds in trust for the holders of such Company Shares (the “Company Shares Trust”). The Exchange Agent shall determine the portion of the Company Shares Trust to which each holder of Company Shares shall be entitled, if any, by multiplying the amount of the aggregate gross proceeds comprising the Company Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Shares is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Shares are entitled.

(iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to the holders of Company Shares in lieu of any fractional interest in Parent ADSs and subject to Section 2.02(i) below, the Exchange Agent shall make available such amounts to such holders of Certificates pursuant to Section 2.02(b).

(f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Ordinary Shares, Parent ADSs or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent ADSs, Parent Ordinary Shares or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(g) Termination of Unclaimed Exchange. Any Parent ADSs issuable or deliverable in respect of Certificates pursuant to this Article II and any cash in lieu of fractional interests in Parent ADSs payable pursuant to Section 2.02(e), plus any cash dividends or other distributions that such holder has the right to receive pursuant to Section 2.02(c), that remain unclaimed by any holders of Certificates one year after the Effective Time shall be returned to Parent and shall be held by or on behalf of Parent in an account or accounts in the United States designated for such purpose and on behalf of such holders of Certificates. Any Merger Consideration (including any cash in lieu of fractional interests in Parent ADSs payable pursuant to Section 2.02(e), plus any cash dividends or other distributions that holders of unexchanged Certificates have the right to receive pursuant to Section 2.02(c) remaining unclaimed by holders of Certificates or Company Shares three years after the Effective Time (or such earlier date immediately prior to such time as such Merger Consideration (including any cash in lieu of fractional interests in Parent ADSs payable pursuant to Section 2.02(e), plus any cash dividends or other distributions that holders of unexchanged Certificates have the right to receive pursuant to Section 2.02(c) would otherwise escheat to or become property of any Governmental Authority or as is otherwise provided by applicable Law) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation or Parent, as Parent may determine, free and clear of any claims or interest of any person previously entitled thereto.

(h) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the Exchange Agent, the Depositary, Parent or the Surviving Corporation shall be liable to any holder of Company Shares converted into the right to receive Parent ADSs for any such Company Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Withholding Rights. Each of the Surviving Corporation, the Exchange Agent and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares converted into the right to receive Parent ADSs such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted or withheld by the Surviving Corporation, the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares converted into the right to receive Parent ADSs in respect of which such deduction or withholding was made by the Surviving Corporation, the Exchange Agent or Parent, as the case may be.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent ADSs, any cash in lieu of fractional interests in Parent ADSs to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent, the Surviving Corporation or Parent for any reason shall be converted into Parent ADSs, any cash in lieu of fractional interests in Parent ADSs to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

SECTION 2.04 Company Stock Options. iii) At the Effective Time, Parent shall issue Substitute Options in accordance with this Section 2.04 to all holders of options to purchase shares of Company Common Stock (the “Company Stock Options”) outstanding, whether or not exercisable and whether or not vested, due to acceleration of the Company Stock Options or otherwise, immediately prior to the Effective Time under the Meteor Industries, Inc. 1993 Employee Stock Option Plan, the Meteor Industries, Inc. 1997 Incentive Equity Plan, the Company 1998 Incentive Equity Plan, the Company 1999 Employee Stock Option Plan, the 2000 Director Stock Option Plan, the 2001 Employee Stock Option Plan, the 2003 Director Stock Option Plan and the 2007 Stock Incentive Plan and any other employee or director stock option plan or stock option agreement whether or not issued under a plan (collectively, the “Company Stock Option Plans”). Parent shall issue the Substitute Options under the terms of the new stock option plans to be adopted by Parent at the Parent Shareholders’ Meeting (the “New Stock Option Plans”) to replace each of the Company Stock Option Plans. The Company shall take all necessary action, including using its good faith efforts to obtain the consent of any holder of Company Stock Options to the extent obtaining such consent is necessary under the terms of the Company Stock Option Plan, to implement the terms and conditions of the New Stock Option Plans and such terms and conditions shall be substantially similar in all material respects with the terms and conditions of each of the Company Stock Option Plans, provided that the New Stock Option Plans shall differ from the terms and conditions of the Company Stock Option Plans to the extent necessary to comply with applicable Hong Kong and Bermuda Laws and the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “HKSE Listing Rules”). The Company shall use reasonable efforts to take all necessary action, including obtaining the consent of any holder of Company Stock Options, to implement the substitution of the Company Stock Options with Substitute Options pursuant to the terms of the New Stock Option Plans and in accordance with this Section 2.04. At the Effective Time, (a) each Company Stock Option shall be substituted by Parent with a Substitute Option in such manner that Parent (A) is a corporation “issuing a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code and the regulations thereunder (whether or not Section 424 of the Code applies) or (B), to the extent that Section 424 of the Code does not apply to any such Company Stock Option, would be such a corporation were Section 424 of the Code to apply to such Company Stock Option, and (b) each Substitute Option shall entitle its holder to acquire, on substantially the same terms and conditions as were applicable to the Company Stock Option for which the Substitute Option was substituted, (A) a number of Parent Ordinary Shares equal to the product (rounded down to the nearest whole Parent Ordinary Share) of (1) the number of shares of Company Common Stock that were issuable upon exercise of the related Company Stock Option immediately prior to the Effective Time multiplied by (2) the Exchange Ratio and (B) the per share exercise price of each Substitute Option shall be equal to the quotient (rounded up to the nearest cent) arrived at by dividing (1) the per share exercise price of each related Company Stock Option by (2) the Exchange Ratio (each, a “Substitute Option”); provided, however, that, upon exercise of a Substitute Option, the holder thereof shall receive a number of Parent ADSs (rather than Parent Ordinary Shares) equal to the number of Parent Ordinary Shares subject to the Substitute Option divided by 100 (rounded down to the nearest whole Parent ADS) and provided further that, notwithstanding anything to the contrary in this Section 2.04(a), the per share exercise price of the Substitute Options may be adjusted to comply with requirements of the HKSE Listing Rules.

(b) Subject to the approval of the shareholders of Parent, Parent shall take all corporate action necessary to make available for issuance a sufficient number of Parent Ordinary Shares to be issued upon exercise of the Substitute Options granted in accordance with this Section 2.04.

(c) As soon as practicable after the Effective Time, Parent shall deliver, or cause to be delivered, to each person receiving a Substitute Option as a result of the Merger an appropriate notice setting forth such holder’s rights pursuant thereto. Parent shall also take such action that it deems appropriate for the Company Stock Options that are intended to be exempt from the application of Section 409A of the Code to be adjusted as Substitute Options in a manner that complies with Treasury Regulation § 1.409A-1(b)(5)(v)(D). Parent shall ensure, to the extent required by, and subject to the provisions of, the Company Stock Option Plans, that Company Stock Options that qualified as incentive stock options under Section 422 of the Code prior to the Effective Time shall be substituted by Substitute Options that qualify as incentive stock options under Section 422 of the Code after the Effective Time in a manner compliant with the provisions of Section 409A of the Code and the regulations thereunder. As soon as practicable after the Effective Time, the Parent Ordinary Shares subject to Substitute Options shall be covered by an effective registration statement on Form S-8 and Form F-6 (or any successor form) or another appropriate form, and Parent shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Options remain outstanding. In addition, Parent shall use reasonable best efforts to cause the Parent Ordinary Shares subject to the Substitute Options or underlying any Parent ADSs to be issued upon exercise of the Substitute Options to be listed on The Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”), and to cause any Parent ADSs to be issued upon exercise of the Substitute Options to be listed on the AMEX.

SECTION 2.05 Company Warrants. b) At the Effective Time, Parent shall issue Substitute Warrants (as defined below) in accordance with this Section 2.05 to all holders of warrants to acquire shares of Company Common Stock (the “Company Warrants”) outstanding, whether or not exercisable and whether or not vested, immediately prior to the Effective Time. Parent shall issue the Substitute Warrants to replace each of the Company Warrants. The terms and conditions of the Substitute Warrants shall be substantially similar in all material respects with the terms and conditions of each of the Company Warrants, provided that the Substitute Warrants shall differ from the terms and conditions of the Company Warrants to the extent necessary to comply with applicable Hong Kong and Bermuda Laws and the HKSE Listing Rules. The Company shall use reasonable efforts to take all necessary action, including obtaining the consent of any holder of Company Warrants, to implement the substitution of the Company Warrants with Substitute Warrants. At the Effective Time, each Substitute Warrant shall entitle its holder to acquire, on substantially the same terms and conditions as were applicable to the Company Warrant for which the Substitute Warrant was substituted, (A) a number of Parent Ordinary Shares equal to the product (rounded down to the nearest whole Parent Ordinary Share) of (1) the number of shares of Company Common Stock that were issuable upon exercise of the related Company Stock Warrant immediately prior to the Effective Time multiplied by (2) the Exchange Ratio and (B) the per share exercise price of each Substitute Warrant shall be equal to the quotient (rounded up to the nearest cent) arrived at by dividing (1) the per share exercise price of each related Company Warrant by (2) the Exchange Ratio (each, a “Substitute Warrant”); provided, however, that, upon exercise of a Substitute Warrant, the holder thereof shall receive a number of Parent ADSs (rather than Parent Ordinary Shares) equal to the number of Parent Ordinary Shares subject to the Substitute Warrant divided by 100 (rounded down to the nearest whole Parent ADS).

(b) Subject to the approval of the shareholders of Parent, Parent shall take all corporate action necessary to make available for issuance a sufficient number of Parent Ordinary Shares to be issued upon exercise of the Substitute Warrants issued in accordance with this Section 2.05.

(c) As soon as practicable after the Effective Time, Parent shall deliver, or cause to be delivered, to each person receiving a Substitute Warrant as a result of the Merger an appropriate notice setting forth such holder’s rights pursuant thereto.

SECTION 2.06 Section 16. On or after the date of this Agreement and prior to the Effective Time, each of Parent and the Company shall take all necessary action such that, with respect to each member of the Company Board and each employee of the Company that is subject to Section 16 of the Exchange Act, the acquisition by such person of Parent ADSs in the Merger and the disposition by any such person of Parent ADSs pursuant to the transactions contemplated by this Agreement shall be exempt from the short-swing profit liability rules of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

SECTION 2.07 Appraisal Rights. In accordance with Sections 302A.471 and 302A.473 of the MBCA, dissenters’ rights shall be available to holders of Company Common Stock in connection with the Merger. As a result, notwithstanding Section 2.01 of this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly exercised his or her demand for dissenters’ rights under, and complies in all material respects with, Sections 302A.471 and 302A.473 of the MBCA (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as of the Effective Time, but the holders of Dissenting Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 302A.471 and 302A.473 of the MBCA; provided however, that if any such holder shall have failed to perfect or otherwise shall effectively waive, withdraw or lose the right to a court determination of the fair value and payment under the MBCA or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Sections 302A.471 and 302A.473 of the MBCA, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Sections 302A.471 and 302A.473 of the MBCA shall cease to exist and such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive, without interest, the Merger Consideration and such shares shall be deemed not be Dissenting Shares. The Company shall give Parent (a) prompt notice of any notices or demands of payment for shares of Company Common Stock received by the Company and (b) the opportunity to participate in all negotiations and proceedings with respect to such notices or demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate any demands for appraisal or payment for shares of Company Common Stock. Notwithstanding anything to the contrary contained in this Section 2.07, if this Agreement is terminated prior to the Effective Time, then the right of any holders of Dissenting Shares to be paid the fair market value of such holder’s Dissenting Shares pursuant to the MBCA shall cease.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule that has been prepared by the Company and delivered by the Company to Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (which Company Disclosure Schedule shall be arranged in sections corresponding to the sections of this Article III, and any information disclosed in any such section of the Company Disclosure Schedule shall be deemed to be disclosed only for purposes of the corresponding section of this Article III, unless it is reasonably apparent that the disclosure contained in such section of the Company Disclosure Schedule applies to other representations and warranties contained in this Article III), the Company hereby represents and warrants to Parent that:

SECTION 3.01 Corporate Organization. c) Each of the Company and each subsidiary of the Company (each a “Company Subsidiary”) is a corporation or other organization duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the Merger or any of the transactions contemplated by this Agreement (the Merger and such transactions are referred to herein collectively as the “Transactions”) or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect (as defined in Section 9.03(a)). The Company and each Company Subsidiary is duly qualified or licensed to do business, and, where applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.01(b) of the Company Disclosure Schedule. Except as set forth in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

(c) No order (including administrative order) has been made or petition presented that remains outstanding or resolution passed for the winding up, liquidation, dissolution of the Company or any Company Subsidiary or the appointment of a provisional liquidator to, or a liquidation committee of the Company or any Company Subsidiary. No receiver or receiver and manager has been appointed of the whole or part of the Company’s or any Company Subsidiary’s business or assets. No distress, execution or other process has been levied on any of the Company’s or any Company Subsidiary’s assets. Neither the Company nor any Company Subsidiary has applied for conciliation in order to settle its debts. No liquidation committee has been appointed by the Company or any Company Subsidiary, any court or any other authority or person for the purpose of liquidating the business or assets of the Company or any Company Subsidiary or any part thereof. No meeting of the creditors of the Company or any Company Subsidiary has been held or is in prospect, no voluntary arrangement or compromise or arrangement has been proposed with the creditors of the Company or any Company Subsidiary; no ruling declaring the bankruptcy of the Company or any Company Subsidiary has been made and no public announcement in respect of the same has been pronounced by any court of competent jurisdiction; and there is no unfulfilled or unsatisfied judgment or order of any court of competent jurisdiction outstanding against the Company or any Company Subsidiary; and there has been no delay by the Company or any Company Subsidiary in the payment of any obligation due for payment except in the ordinary course of business.

(d) Neither the Company nor any Company Subsidiary is insolvent or unable to pay its debts, no receiver or receiver and manager has been appointed by any person of its business or assets or any part thereof, no power to make any such appointment has arisen, neither the Company nor any Company Subsidiary has taken any steps to enter liquidation and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of the Company or any Company Subsidiary.

SECTION 3.02 Certificate of Incorporation and By-laws. d) The Company has made available to Parent or its counsel a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents and none of the activities, agreements, commitments or rights of the Company or any Company Subsidiary is ultra vires or unauthorized, except where such violations could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) The Company and each Company Subsidiary has, at all times, carried on its operations and conducted its affairs in all material respects in accordance with its Certificate of Incorporation and By-laws or equivalent organizational documents.

SECTION 3.03 Capitalization. e) The authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock, and (ii) 365,000 shares of preferred stock, par value US$1.00 per share (“Company Preferred Stock”), of which all 365,000 shares have been designated Series B Convertible Preferred Stock. As of April 18, 2007, (i) 104,251,674 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Common Stock were held by subsidiaries of the Company, (iv) 14,532,000 shares of Company Common Stock were reserved for future issuance pursuant to outstanding Company Stock Options and other purchase rights (the “Company Stock Awards”) granted pursuant to the Company Stock Option Plans and other agreements, (v) 21,798,833 shares of Company Common Stock were reserved for issuance upon exercise of the Company Warrants, (vi) 3,000,000 shares of Company Common Stock were reserved for future issuance upon conversion of the Company Convertible Notes issued and to be issued to China Gold, LLC, a Kansas limited liability company, under a Convertible Notes Purchase Agreement dated April 10, 2007 among the Company and China Gold LLC (the “Company Notes Purchase Agreement”), pursuant to which the Company agreed to sell China Gold LLC up to an aggregate of US$25,000,000 in 8.25% secured convertible promissory notes due 2012 (the “Company Convertible Notes”), and (vii) 4,620,000 shares of Company Common Stock were reserved for issuance under an asset purchase agreement to purchase the Bates-Hunter Mine by and among the Company and Hunter Gold Mining Corporation, Hunter Gold Mining Inc., Central City Consolidated Mining Corp., and George Otten, and other arrangements with investors (the “Company Additional Share and Warrant Obligations”). Under the terms of the Company Notes Purchase Agreement, China Gold LLC purchased an initial Company Convertible Note in the principal amount of US$3,000,000, and agreed to purchase additional Company Convertible Notes in the aggregate minimum amount of US$9,000,000 and, in the discretion of China Gold LLC and the Company, up to an aggregate maximum amount of US$22,000,000 within 12 months from date of the Convertible Notes Purchase Agreement. Pursuant to the terms of the Company Convertible Notes, all Company Convertible Notes shall automatically convert into shares of Company Common Stock immediately prior to the Effective Time. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 3.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of, or other equity interests in, the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary and, to the extent that any such rights, agreements, arrangements or commitments previously existed, the Company has no continuing or existing liability or obligation with respect thereto. The Company has not adopted, approved or entered into, or proposed to adopt, approve or enter into, any stockholder “rights plan,” “poison pill” plan or comparable plan or arrangement. Except for the Company Convertible Notes, there are no bonds, debentures, notes or other indebtedness of the Company having the right (or convertible into, or exchangeable for, securities having the right) to vote on any matter on which holders of shares of Company Common Stock may vote. Section 3.03(a) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding as of the date of this Agreement: (i) the name of the Company Stock Award recipient; (ii) the particular plan pursuant to which such Company Stock Award was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Award; (iv) the exercise or purchase price of such Company Stock Award; (v) the date on which such Company Stock Award was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Stock Award expires; and (viii) whether the exercisability of or right to repurchase of such Company Stock Award will be accelerated in any way by the Transactions, and indicates the extent of acceleration. The Company has made available to Parent or its counsel or has filed with the SEC accurate and complete copies of all (A) Company Stock Option Plans pursuant to which the Company has granted the Company Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Stock Awards, (B) the Company Notes Purchase Agreement and the Company Convertible Notes, (C) the Company Warrants and (D) any agreements related to the Company Additional Share and Warrant Obligations. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. There are no shares of Company Common Stock outstanding that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Award as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws, rules and regulations and (ii) all requirements set forth in applicable contracts. With respect to the Company Stock Options, (A) each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Company Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (B) each such grant was made in accordance with the terms of the applicable Company Stock Option Plan, the Exchange Act and all other applicable Laws, (C) the per share exercise price of each Company Stock Option was equal to the fair market value of a share of Company Common Stock on the applicable Company Grant Date and (D) each such grant was properly accounted for in accordance with US GAAP in the audited financial statements included in the Company SEC Reports (as defined in Section 3.07(a)) and disclosed in the Company SEC Reports in accordance with the Exchange Act and all other applicable Laws.

(b) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

(c) On and after the Effective Time, no person shall have any rights whatsoever to acquire Company Common Stock, and without prejudice to the generality of the foregoing, all Company Preferred Stock, Company Stock Options, Company Additional Share and Warrant Obligations, Company Convertible Notes and Company Warrants shall either have been terminated, converted into the right to receive the Merger Consideration or substituted by Substitute Options, Company Additional Share and Warrant Obligations or Substitute Warrants, as applicable, in accordance with the terms of this Agreement, such that none of the Company, Merger Sub, the Surviving Corporation or Parent shall have any liability with respect thereto.

SECTION 3.04 Authority Relative to This Agreement. The Company has all legal right and all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions subject to, in the case of the Merger, the receipt of the Company Stockholders’ Approval (as defined in Section 3.18(b)). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company (subject in the case of the Merger, to the receipt of the Company Stockholders’ Approval), and the person who will execute this Agreement and any ancillary agreements on behalf of the Company has all power and authority to do so on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the receipt of the Company Stockholders’ Approval, and the filing and recordation of appropriate merger documents as required by the MBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). The Company Board has approved this Agreement and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Sections 302A.671 or 302A.673 of the MBCA shall not apply to the Merger or any of the Transactions. No other state takeover statute is applicable to the Merger or the other Transactions.

SECTION 3.05 No Conflict; Required Filings and Consents. f) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Sections 3.04 and 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order at the national, provincial or local level (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their assets or properties is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require the Company to obtain any consent, approval, authorization or permit of, or to file with or to notify, any United States federal, state, county or local or non-United States government, governmental (at the national, provincial or local level), regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and state securities or “blue sky” laws (“Blue Sky Laws”), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (iii) the filing and recordation of appropriate merger documents as required by the MBCA and the relevant authorities of other jurisdictions in which the Company is qualified to do business, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 3.06 Permits; Compliance. g) Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or such Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. All of the Company Permits are valid and subsisting, and are in full force and effect, and the Company and the relevant Company Subsidiary is not in breach of any of the terms or conditions of any of the Company Permits, there are no factors or circumstances that might result in any restrictions or special conditions being placed on any of them or might in any way materially prejudice the continuation or renewal or might lead to the suspension, cancellation, refusal, modification or revocation of any of the Company Permits, except where the failure to have, or the suspension or cancellation of, any of the Company Permits could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) The Company is not, and upon the consummation of the Merger and the Transactions as herein contemplated will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940 (the “Investment Company Act”).

(c) There is no outstanding dispute with, or outstanding proceeding, notice, decree, judgment, fine or penalty of or imposed by, any Governmental Authority in relation to the Company or any Company Subsidiary or its operation which has been notified or deemed to be notified to the Company or any Company Subsidiary under applicable Laws which could reasonably be expected to have a Company Material Adverse Effect. There is no outstanding investigation or inquiry by any Governmental Authority on the Company or any Company Subsidiary or its operations nor is there any investigation, inquiry, proceeding, notice, decree, judgment, fine or penalty anticipated against the Company or any Company Subsidiary or persons for whose acts or defaults the Company or any Company Subsidiary may be vicariously liable which has had or could reasonably be expected to have a Company Material Adverse Effect.  There is no outstanding notice or other communication, actual or potential violation, failure to comply with any applicable Laws or constitutional documents or failure to comply with the standards of regulatory compliance applied in the conduct of each of the Company’s and Company Subsidiary’s operations, internal organization, risk management disciplines or other relevant control functions in respect of each of the Company’s and Company Subsidiary’s operations which in any case has had, or could reasonably be expected to have, a Company Material Adverse Effect.

SECTION 3.07 SEC Filings; Financial Statements. h) The Company has at all times complied with its obligations under the Securities Act and the Exchange Act and has at all times complied with all Laws, rules and regulations governing companies whose shares are quoted by market makers on the OTCBB, and the Company has filed, announced, furnished, published or dispatched all forms, reports and documents required to be filed, announced, furnished, published or dispatched by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 (as such documents have been amended prior to the date hereof, collectively, the “Company SEC Reports”). As of their respective dates, the Company SEC Reports (i) complied in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is, or ever has been, required to file any form, report or other document with the SEC.

(b) The Company has not received any notice from the SEC alleging any breach or failure to comply, by it or any Company Subsidiary, of or with any aspect of the Securities Act, SOX or the Exchange Act or any rules, regulations or laws governing or applying to it, which remains subsisting and outstanding, and there are no circumstances or events based on which any such notice may be given.

(c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with applicable United States generally accepted accounting principles (“US GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q, Form 8-K or any similar or successor form) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except that the unaudited interim financial statements may not contain footnotes and as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(d) The consolidated financial statements of the Company have disclosed and made full provision or reserve for or notice all contingent, unquantified or disputed liabilities, capital or burdensome commitments. Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as at December 31, 2006 , including the notes thereto, neither the Company nor any Company Subsidiary has any liability, loan, guarantee, undertaking, commitments on capital account, unusual liabilities or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet prepared in accordance with US GAAP, except for liabilities and obligations (i) incurred in the ordinary course of business and in a manner consistent with past practice since  December 31, 2006 and (ii) which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(e) The Company has made available to Parent or its counsel all comment letters received by the Company from the SEC or the staff thereof since January 1, 2004 and all responses to such comment letters filed by or on behalf of the Company. As of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports.

(f) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 15 U.S.C.. Section 7241 and 18 U.S.C. Section 1350 (Sections 302 and 906 of SOX) with respect to the Company SEC Reports, and the statements contained in such certifications are complete and accurate. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are designed to ensure that material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents.

(g) The Company maintains a system of accounting established and administered in accordance with US GAAP. The Company and the Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(h) Since January 1, 2004, neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any written or formal complaint, allegation or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company. Since January 1, 2004, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by SOX.

(i) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor any Company Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(j) There are no Liens, debentures, encumbrances or unusual liabilities given, made or incurred by or on behalf of the Company or any Company Subsidiary (and, in particular but without limiting to the foregoing, no loans have been made by or on behalf of the Company or such Company Subsidiary to any of its or directors or shareholders of other Company Subsidiary) and no person has given any overdraft, loan or loan facility granted to the Company or such Company Subsidiary.

(k) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Reports.

SECTION 3.08 Absence of Certain Changes or Events. Since December 31, 2006, except as contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice, (b) there has not been any event, circumstance, change or effect that, individually or in the aggregate, has had, constitutes or could reasonably be expected to have, a Company Material Adverse Effect, and (c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.01.

SECTION 3.09 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority that (a) individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of any of the Transactions. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, that could reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 3.10 Employee Benefit Plans. i) Section 3.10(a) of the Company Disclosure Schedule lists each of the following plans to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any material obligation or liability or that are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary:

(i) all employee benefit plans (as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including all retirement benefits, pension, provident, superannuation and all deferred compensation, retiree medical or life insurance, supplemental retirement, severance and other material benefit plans, programs or arrangements (collectively, the “ERISA Plans”);

(ii) each other plan providing compensation (other than salaries or wages), benefits or perquisites that are not included in the preceding paragraph (i), including without limitation any bonus, stock option, stock purchase, restricted stock, incentive, vacation pay and sick pay plans; all employment, termination, and other material similar contracts or agreements (including, without limitation, any such contracts or agreements relating to a sale of the Company or any Company Subsidiary or the consummation of any Transaction), any employee benefit plan described in the preceding paragraph (i) that is not governed by any provision of ERISA; and all other personnel policies, practices and procedures (collectively, the “Compensation Plans”); and

(iii) any “cafeteria plan” or transportation fringe plan governed by Code Section 125 or Code Section 132(f) (a “Flexible Benefit Plan”).

For purposes of this Agreement, the ERISA Plans, the Compensation Plans and any Flexible Benefit Plans are collectively referred to as the “Company Plans.”

(b) With respect to each Company Plan that is subject to United States Law (a “U.S. Company Plan”), the Company has provided Parent or its counsel with a true and complete copy of (i) each U.S. Company Plan document; (ii) the most recently filed Internal Revenue Service (“IRS”) Form 5500, if any, relating to such U.S. Company Plan that is an ERISA Plan; (iii) the most recent summary plan description for each U.S. Company Plan for which a summary plan description is required by applicable Law; (iv) the most recently received determination letter, if any, issued by the IRS with respect to any U.S. Company Plan that is an ERISA Plan intended to qualify under Section 401(a) of the Code; and (v) the most recently prepared actuarial report or financial statement, if any, relating to a U.S. Company Plan that is an ERISA Plan. With respect to each Company Plan that is not subject to United States Law (a “Non-U.S. Company Plan”), the Company has provided Parent or its counsel with a true and complete copy of each Non-U.S. Company Plan document and each material document, if any, prepared in connection with each Non-U.S. Company Plan, including, but not limited to, a copy of the deed of trust, rules and all booklets and announcements describing the benefits (or any proposed changes to the benefits) of the relevant Non-U.S. Company Plan and all other documents, records and materials relating to the establishment and operation of the Non-U.S. Company Plan.

(c) None of the Company, any Company Subsidiary or any Company ERISA Affiliate maintains, contributes to or has any liability with respect to a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which liability under Section 4063 or 4064 of ERISA could be incurred (a “Multiple Employer Plan”), an ERISA Plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, or an ERISA Plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA. Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, none of the U.S. Company Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any Transaction or (iii) obligates the Company or any Company Subsidiary to make any payment or provide any benefit as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. No payment under a U.S. Company Plan will result in an excess parachute payment to any employee within the meaning of Section 280G of the Code as a result of any Transaction. None of the U.S. Company Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by applicable Law. The Company, each Company Subsidiary and each Company ERISA Affiliate have complied in all material respects with the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law (“COBRA”) and, to the extent applicable, with the privacy, security and other provisions of the Health Insurance Portability and Accountability Act of 1996.

(d) Each U.S. Company Plan has been maintained, funded and administered in accordance with its terms and the requirements of all applicable Laws, including, without limitation and where applicable, ERISA and the Code, except where such non-compliance could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any party to, any U.S. Company Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any U.S. Company Plan (other than claims for benefits in the ordinary course) that could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(e) Each U.S. Company Plan that is an ERISA Plan intended to be qualified under Section 401(a) of the Code has timely applied for or received a favorable determination letter from the IRS covering all of the provisions applicable to the U.S. Company Plan for which determination letters are currently available that the U.S. Company Plan is so qualified or may rely on an opinion or advisory letter issued to a master or prototype or volume submitter provider with respect to the tax-qualified status of such U.S. Company Plan. Each U.S. Company Plan which is a nonqualified deferred compensation plan, within the meaning of Section 409A of the Code, has been operated in good faith compliance with the requirements of Section 409A of the Code (or an available exemption therefrom) such that amounts of compensation deferred thereunder will not be subject to the additional tax under Section 409A(a)(1)(B)(ii) of the Code, if such plan is timely amended, to the extent required under the Treasury Regulations issued pursuant to Code Section 409A.

(f) Except for matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any U.S. Company Plan. None of the Company, any Company Subsidiary or any Company ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any ERISA Plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such liability.

(g) Other than the Company Plans set out in Section 3.10(a), the Company has no obligation (whether legally binding or established by custom) to pay any pension, allowance or gratuity or make any other payment on termination of service, death or retirement or to make any payment for the purpose of providing any similar benefits to or in respect of any person who is now or has been an officer or employee of the Company or any spouse or dependant of any such person and is not a party to any scheme or arrangement having as its purpose or one of its purposes the making of such payments or the provision of such benefits.

(h) With respect to each Non-U.S. Company Plan:

(i) each Non-U.S. Company Plan has been maintained and administered in compliance with all applicable Laws, except where such non-compliance could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect;

(ii) the Company and the trustee of the relevant Non-U.S. Company Plan have duly complied with their respective obligations under the trust deeds and rules thereof and under all relevant Laws and regulations;

(iii) all recommendations in any reports, actuarial or otherwise, relating to the Non-U.S. Company Plan which have been received by the Company or the trustees within the three years immediately preceding the date hereof have been complied with in full;

(iv) all employer and employee contributions to each Non-U.S. Company Plan required by Law or by the terms of such Non-U.S. Company Plan have been made, or, if applicable, accrued in accordance with the standard accounting practices applicable in the local jurisdiction, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;

(v) the fair market value of the assets of each funded Non-U.S. Company Plan, the liability of each insurer for any Non-U.S. Company Plan funded through insurance or the book reserve established for any Non-U.S. Company Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Company Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; provided that a Non-U.S. Company Plan that is maintained solely pursuant to applicable foreign Law and sponsored by a Governmental Authority shall not be subject to this paragraph;

(vi) none of the grants, subsidies, concessions and/or allowances that have been received by the Company or any Company Subsidiary from any Governmental Authority, with respect to employment of employees, are liable to be repaid or revoked in whole or in part as a result of the entry into or the completion of this Agreement or the Transactions;

(vii) each Non-U.S. Company Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, except as could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, each Non-U.S. Company Plan is now and always has been operated in compliance with all applicable non-United States Laws;

(viii) all deductions and payments required to be made by Parent or any Parent Subsidiary in respect of Central Provident Scheme contributions (including employer’s and employees’ contributions) in relation to the remuneration of its employees to any relevant competent authority have been so made; and

(ix) except as set forth in Section 3.10(h)(ix) of the Company Disclosure Schedule, none of the Non-U.S. Company Plans (A) provides for the payment of material separation, severance, termination or similar-type benefits to any person, (B) obligates the Company or any Company Subsidiary to pay material separation, severance, redundancy, termination, long service payment or similar-type benefits solely or partially as a result of any Transaction, or (C) obligates the Company or any Company Subsidiary to make any material payment or provide any material benefit as a result of a change in control under applicable Law. None of the Non-U.S. Company Plans provides for or promises material retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by applicable Law.

SECTION 3.11 Labor and Employment Matters. i) Except as set forth in Section 3.11 of the Company Disclosure Schedule or as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(i) there are no controversies, charges and proceedings pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees;

(ii) neither the Company nor any Company Subsidiary is a party to or is bound by any collective bargaining agreement or other similar agreement with any labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees;

(iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; and

(iv) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(b) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(i) the Company and the Company Subsidiaries are in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, labor relations, immigration, employment and employment practices, the terms and conditions of employment, employment standards, equal employment opportunity, family and medical leave, occupational health and safety and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Company Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

(ii) the Company and the Company Subsidiaries have paid in full to all employees or adequately accrued for in accordance with US GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary, overtime pay or damages for wrongful or unreasonable dismissal that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Company Subsidiary, and no circumstances have arisen under which the Company and the Company Subsidiaries are likely to be required to make any statutory severance, redundancy, long service payment and any other payment or compensation under any employment protection legislation to any current or former employees;

(iii) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices;

(iv) neither the Company nor any Company Subsidiary has given notice of any redundancies or layoffs nor started consultations with any independent trade union or employees’ representatives regarding redundancies, layoffs or dismissals within the period of one year prior to the date hereof;

(v) no circumstances have arisen under which the Company or any Company Subsidiary is likely to be required to pay damages for wrongful dismissal, to make any statutory severance, redundancy or long service payment or to make or pay any compensation for unreasonable dismissal or to make any other payment under any employment protection Laws or to reinstate or re-engage any former employee;

(vi) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company or any Company Subsidiary; and during the six-month period prior to the date hereof, neither the Company nor any Company Subsidiary has effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any site of employment, facility or operating unit of the Company or any Company Subsidiary , or a “mass layoff” as defined in the WARN Act affecting any site of employment, facility or operating unit of the Company or any Company Subsidiary; nor has the Company or any Company Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law;

(vii) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or employs any person, nor is there asserted or is now, to the Company’s knowledge, pending or threatened against the Company or any Company Subsidiary, any action in relation to employment practices by the United States National Labor Relations Board, the United States Equal Employment Opportunity Commission, the United States Department of Labor, the Occupational Safety and Health Administration, the United States Immigration and Naturalization Service, or, with respect to each such Governmental Authority, any state or local equivalent thereto; and

(viii) consummation of the transactions contemplated by this Agreement will not entitle any person employed by the Company or any Company Subsidiary to severance pay, the payment of benefits or compensation upon a change-in-control.

SECTION 3.12 Real Property; Title to Assets. j) Section 3.12(a) of the Company Disclosure Schedule lists each parcel of real property, if any, currently owned by the Company or any Company Subsidiary or owned by the Company and any Company Subsidiary after January 1, 2004. Each parcel of real property owned by the Company or any Company Subsidiary (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, “Liens”), other than Permitted Liens (as defined in Section 9.03(a)) and Liens reflected on the Company’s balance sheet as of December 31, 2006 and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Policies of title have been issued by national title insurance companies for the insurance of the interest of the fee owner for each parcel of real property owned by the Company or any Company Subsidiary (the “Company Title Policies”), such Company Title Policies are valid and in full force and effect and no claim has been made under any such policy. The Company has made available to Parent true and complete copies of all Company Title Policies, if any, in the possession of the Company.

(b) Section 3.12(b) of the Company Disclosure Schedule lists each parcel of real property currently leased, subleased or used on any other basis by the Company or any Company Subsidiary, with the name of the lessor and the date of the lease, sublease, license, assignment of the lease or other agreement granting use rights to the Company or any Company Subsidiary, any guaranty given or leasing commissions payable by the Company or any Company Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the “Company Use Documents”). True, correct and complete copies of all Company Use Documents have been made available to Parent or its counsel. All such Company Use Documents are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such Company Use Documents, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Company Use Document. The Company’s or the Company Subsidiary’s possession and quiet enjoyment of such leased or subleased property have not been disturbed, and to the knowledge of the Company, there are no disputes with respect to the same. All rent and other payments owing by the Company or any Company Subsidiary under such Company Use Documents have been paid in full through and including March 31, 2007. Other than as specified in Section 3.12(b), neither the Company, nor to the Company’s knowledge, any Company Subsidiary, has received any written notice to the effect that any such current Company Use Document will not be renewed or is not subject to renewal at the termination of the term thereof or that any such Company Use Document will be renewed at a substantially higher rent or substantially higher cost. Neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted to any entity or individual the right to use or occupy such premises or any portion thereof.

(c) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect: (i) there are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned, leased or used on any other basis by the Company or any Company Subsidiary for the purposes for which it is currently being used; (ii) there are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned, leased or used on any other basis by the Company or any Company Subsidiary; (iii) neither the Company nor any Company Subsidiary has received written notice from any Governmental Authority or other entity having jurisdiction over any property owned, leased or used on any other basis by the Company or any Company Subsidiary or any portion thereof describing the violation of any Laws relating to permits or any property restrictions or other Liens affecting the same; (iv) the Company has obtained and maintained, or caused the Company Subsidiaries to obtain and maintain, all permits (including, without limitation, Company Permits), consents, licenses, concessions, certificates of compliance, approvals, authorizations and agreements from third parties (including, without limitation, water rights) necessary for the operation (including, without limitation, exploration and mining) of the real property owned, leased or used on any other basis by the Company or any Company Subsidiary, all of which are in full force and effect, and neither the Company nor any Company Subsidiary has received any written notice from any Governmental Authority or other entity having jurisdiction over any property owned, leased or used on any other basis by the Company or any Company Subsidiary or any portion thereof describing a violation of or threatening a suspension, revocation, modification or cancellation of any such permit, consent, license, concession, certificate of compliance, approval, authorization or agreement; (v) with respect to any mining operations performed on the real property owned, leased or used on any other basis by the Company or any Company Subsidiary, the Company has filed, or caused any Company Subsidiary to file, all reports and notifications required to be filed under any Laws; (vi) there are no pending or, to the Company’s knowledge, threatened fire, health, safety, building, zoning, land use, assessment, or similar proceedings relating to the real property owned, leased or used on any other basis by the Company or any Company Subsidiary; (vii) except as set forth in Schedule 3.12(c), there are no parties other than the Company or a Company Subsidiary in possession of the real property owned, leased or used on any other basis by the Company or any Company Subsidiary and there are no sublease, concession, occupancy, license or similar arrangements affecting any such property; (viii) no construction, improvements, or alterations, the cost of which exceeds US$1,000,000, are in process, under construction, planned or required at any real property owned, leased or used on any other basis by the Company or any Company Subsidiary; and (ix) no portion of the real property owned, leased or used on any other basis by the Company or any Company Subsidiary or any improvements or buildings thereon has suffered any damage by fire, earthquake, flood or other casualty which has not heretofore been repaired and restored to operational use and in accordance with applicable Laws and the requirements of any lease.

(d) Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, or in the case of real property and assets used on any other basis, valid use rights to, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens. All assets and inventory are in good condition and of merchantable quality and capable of being sold by the Company or any Company Subsidiary in the ordinary course of business to a purchaser in accordance with its list prices without rebate or allowance. All tangible assets are in the possession or under the control of the Company or Company Subsidiary. Neither the construction, positioning or use of any of the Company’s or Company Subsidiary’s assets, nor the assets themselves, contravene any relevant provision of any Laws. All such assets owned or used by the Company or Company Subsidiary are in good repair and capable of being used for the purposes for which they are designed, acquired or used by the Company or Company Subsidiary and have throughout their period of ownership by the Company or Company Subsidiary been maintained and serviced in accordance with their manufacturer’s recommendations.

(e) Except as listed on Section 3.12(e) of the Company Disclosure Schedule, to the knowledge of the Company, the Company and the Company Subsidiaries or its joint venture or contract parties have been issued all licenses, permits, consents, concessions, orders, approvals and authorizations (the “Mining Permits”) required to explore for and exploit or mine any natural resources situated on the surface or subsurface of any real property rights currently owned by the Company or any Company Subsidiary or currently leased, subleased or used on any other basis in compliance with applicable law and/or any applicable agreement (the “Mining Rights”), whether by the Company or any Company Subsidiary, including, but not limited to, those Mining Permits referenced in Section 3.12(e) of this Agreement. All of the terms and conditions attaching to such Mining Permits to explore for and/or exploit or mine any such natural resources on the surface or subsurface of any such real properties (and their expiration dates, if any) have been fully complied with.

(f) There does not exist any material non-compliance by the Company or any Company Subsidiary with the terms of any Mining Permits that could result in the revocation or termination of any such Mining Permits.

(g) Except as listed in Section 3.12(g) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has knowledge of any third party rights or encumbrances over any Mining Rights that would materially affect the Company's exclusive rights or ability to use such real property and/or to explore for and exploit and extract any natural resources on the surface or subsurface of such real property.

(h) Except as listed on Section 3.12(h) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any obligation to maintain any exploitation or mining rights attaching to the relevant exploration certificates for any designated period.

SECTION 3.13 Intellectual Property. k) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(i) the Company and the Company Subsidiaries own or are licensed to use all Intellectual Property used in or necessary for the conduct of their respective businesses as currently conducted;

(ii) to the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party;

(iii) there are no claims or suits pending or, to the knowledge of the Company and except as set forth in Section 3.13(a)(iii) of the Company Disclosure Schedule, threatened against the Company or any Company Subsidiary (A) alleging that the conduct of the business of the Company or any Company Subsidiary as currently conducted infringes upon or misappropriates the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any item of Intellectual Property owned by the Company or a Company Subsidiary (“Company Owned Intellectual Property”);

(iv) with respect to the Company Owned Intellectual Property, the Company or a Company Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property, free and clear of all liens, encumbrances and other restrictions, and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business;

(v) each of the Company and Company Subsidiary has taken all steps open to it to preserve the Company Owned Intellectual Property. Without limitation, all renewal fees regarding the Company Owned Intellectual Property due on or before the Effective Time have been paid in full;

(vi) neither the Company nor any Company Subsidiary has entered into any agreement, arrangement or understanding (whether legally enforceable or not) for the licensing, or otherwise permitting the use or exploitation, of the Company Owned Intellectual Property or which prevents, restricts or otherwise inhibits the Company’s or the relevant Company Subsidiary’s freedom to use and exploit the Company Owned Intellectual Property;

(vii) there are no settlements, forbearances to sue, consents, judgments, orders or similar obligations which (A) restrict the business of the Company or any Company Subsidiary in or under any Intellectual Property rights of any third party; or (B) permit any third party to use any Company Owned Intellectual Property;

(viii) Section 3.13(a)(vi) of the Company Disclosure Schedule sets forth each item of material Intellectual Property licensed to the Company or a Company Subsidiary (“Company Licensed Intellectual Property”), and the Company or a Company Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property and the Company and the Company Subsidiaries have used such Company Licensed Intellectual Property in accordance with the terms of such license agreement;

(ix) the Company Owned Intellectual Property has not been adjudged invalid or unenforceable in whole or in part, and, to the knowledge of the Company, is valid and enforceable;

(x) to the knowledge of the Company, no person is engaging in any activity that infringes upon or misappropriates the Company Owned Intellectual Property;

(xi) each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect;

(xii) to the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder; and

(xiii) neither the execution of this Agreement nor the consummation of any Transaction will adversely affect any of the Company’s or Company Subsidiaries’ rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

(b) Neither the Company nor any Company Subsidiary has agreed to indemnify any third party for or against any infringement or misappropriation with respect to any third party Intellectual Property other than in the ordinary course of business.

(c) The consummation of the Transactions will not result in the Surviving Corporation, the Company or any Company Subsidiary being bound by any non-compete or other restriction on the operation of any business of the Surviving Corporation, the Company or any Company Subsidiary, or in the grant by the Surviving Corporation, the Company or any Company Subsidiary of any rights or licenses to any Company Owned Intellectual Property.

(d) The Company or any Company Subsidiary has not licensed any Company Owned Intellectual Property to any third party other than in the ordinary course of business.

SECTION 3.14 Taxes. l) The Company and the Company Subsidiaries have filed all material Tax Returns (as defined in Section 9.03(a)) required to be filed by them and have paid and discharged all material Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings. All such Tax Returns are true, accurate and complete in all material respects. Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting against the Company or any Company Subsidiary any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. The accruals and reserves for Taxes reflected in the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as at  December 31, 2006 have been prepared in accordance with US GAAP. There are no material Tax liens upon any property or assets of the Company or any of the Company Subsidiaries except liens for current Taxes not yet due.

(b) No audit or other proceeding by any taxing authority is pending with respect to any material Taxes due from or with respect to the Company or any Company Subsidiary. No taxing authority has given written notice of its intention to assert any deficiency or claim for additional material Taxes against the Company or any Company Subsidiary.

(c) Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past five years.

SECTION 3.15 Environmental Matters. Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and except as could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(a) neither the Company nor any Company Subsidiary has violated or is in violation of any Environmental Law (as defined in Section 9.03(a)) and neither the Company nor any Company Subsidiary has received any written communication from a Governmental Agency or person alleging any actual or potential liability of, or any actual or potential violation by, the Company or any Company Subsidiary arising under any Environmental Law;

(b) none of the properties currently owned, leased or operated by the Company or any Company Subsidiary or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and groundwaters) is or has been contaminated with any Hazardous Substance (as defined in Section 9.03(a)), which contamination requires investigation or remediation under any Environmental Law, or has given rise to or would reasonably be expected to give rise to liability or obligations (including any investigatory, reporting or remedial obligation) under any Environmental Law;

(c) neither the Company nor any Company Subsidiary has stored, handled, treated, disposed of, arranged for the disposal of, transported or released any Hazardous Substance at any property or facility, including, without limitation, any offsite location, and neither the Company nor any Company Subsidiary has or has allegedly exposed any person to any Hazardous Substance, so as to give rise to a requirement for investigation or remediation under any Environmental Law or so as to give rise to any current or reasonably expected future liability or obligation (including any investigatory, reporting or remedial obligation) under any Environmental Law;

(d) the Company and the Company Subsidiaries have all Environmental Permits required under any Environmental Law and the Company and the Company Subsidiaries are in compliance with, and have no current or pending liability or obligation associated with any past non-compliance with, such permits, licenses and authorizations;

(e) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law;

(f) neither the Company nor any Company Subsidiary has designed, manufactured, installed, marketed, sold, handled or distributed asbestos or any asbestos-containing product or asbestos-containing material, and no basis in fact or Law, or under contract or lease agreement, exists upon which any claim of liability could be asserted against the Company or any Company Subsidiary relating to asbestos, asbestos-containing products or asbestos-containing materials located at any property or facility;

(g) neither the Company nor any Company Subsidiary has received any notification pursuant to any Environmental Laws that (i) any work, repairs, corrective or remedial action, construction or capital expenditures are required to be made as a condition of continued compliance with any Environmental Laws or any license, permit or approval issued pursuant thereto; (ii) any license, permit or approval is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated; or (iii) any events, conditions, circumstances, activities, practices, incidents, actions or omissions may interfere with or prevent compliance or continued compliance with any Environmental Law; and

(h) the Company has made available to Parent or its counsel all environmental reports, assessments, investigations, Environmental Permits, correspondence or other material environmental documents relating to its business or to the Company or the Company Subsidiaries, or to their respective affiliates’ or predecessors’ properties, facilities or operations.

SECTION 3.16 Material Contracts. m) Subsections (i) through (xiv) of Section 3.16(a) of the Company Disclosure Schedule list all contracts, arrangements, commitments and agreements of the types listed in subsections (i) through (xiv) to which the Company or any Company Subsidiary is a party (such contracts, arrangements, commitments and agreements as are required to be set forth in Section 3.16(a) of the Company Disclosure Schedule being the “Material Company Contracts”):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K and Item 601(b)(10) of Regulation S-B of the SEC) with respect to the Company and the Company Subsidiaries;

(ii) each contract and agreement that is likely to involve consideration of more than US$100,000, in the aggregate, over the remaining term of such contract or agreement, than purchase orders entered into in the ordinary course of business and in a manner consistent with past practice;

(iii) each contract and agreement evidencing outstanding indebtedness in a principal amount of US$100,000 or more;

(iv) all leases of real property leased for the use or benefit of the Company or any Company Subsidiary;

(v) all material contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party;

(vi) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(vii) all contracts and agreements providing for benefits under any Company Plan;

(viii) all contracts for employment required to be listed in Section 3.10 of the Company Disclosure Schedule;

(ix) each joint venture, partnership, strategic alliance and similar agreement to which the Company or any Company Subsidiary is a party, which is material to the Company or any Company Subsidiary or which provides for the ownership of any equity interest in any person or entity;

(x) all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts, and agreements to which the Company or any Company Subsidiary is a party;

(xi) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product or service of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(xii) all licenses or sublicenses of Intellectual Property to which the Company or any Company Subsidiary is a party and that are material to the business of the Company or any Company Subsidiary;

(xiii) all contracts for the development, exploration or exploitation of mines to which the Company or any Company Subsidiary is a party and that are material to the business of the Company or any Company Subsidiary; and

(xiv) all other contracts and agreements that are material to the Company and the Company Subsidiaries, taken as a whole, or the absence of which could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(i) each Material Company Contract is a legal, valid and binding agreement, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity);

(ii) the Company or Company Subsidiary has duly performed and complied in all material respects with each of its obligations thereunder;

(iii) neither the Company nor any Company Subsidiary has received any claim of default under any Material Company Contract and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Company Contract;

(iv) there are no grounds for rescission, avoidance, repudiation or termination of any Material Company Contract;

(v) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Company Contract; and

(vi) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under or otherwise adversely affect any of the material rights of the Company or any Company Subsidiary under any Material Company Contract.

(c) There are no contracts or obligations, agreements, arrangements or concerted practices to which the Company or any Company Subsidiary is a party or by which the Company or such Company Subsidiary is bound, and there are no practices in which the Company or any Company Subsidiary is engaged, which are void, illegal, unenforceable, registrable or notifiable under or which contravene any applicable Laws. The Company has made available to Parent or its counsel true and complete copies of all Material Company Contracts, including any amendments thereto.

SECTION 3.17 Insurance. The Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance). Nothing has been done or omitted to be done by or on behalf of the Company or any Company Subsidiary which would make any policy of insurance void or voidable or enable the insurers to avoid the same and there is no claim outstanding under any such policy and the Company is not aware of any circumstances likely to give rise to such a claim or result in an increased rate of premium.

SECTION 3.18 Board Approval; Vote Required. n) The Company Board, by resolutions duly adopted by unanimous vote of those members of the Company Board voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Merger and the other Transactions and related agreements contemplated thereby are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Merger and the other Transactions and related agreements contemplated thereby and declared their advisability and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and the other Transactions and directed that this Agreement and the Merger and the other Transactions be submitted for consideration by the holders of Company Common Stock at the Company Stockholders’ Meeting (as defined in Section 6.01(a)). Pursuant to Article 8 of the Company’s Articles of Incorporation, the limitations on business combinations contained in Sections 302A.671 and 302A.673 of the MBCA do not apply to the Company.

(b) The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement, the Merger and the other Transactions  (the “Company Stockholders’ Approval”) at a duly called Company Stockholders’ Meeting consisting of a quorum of stockholders of the Company (or any adjournment or postponement thereof).

SECTION 3.19 Certain Business Practices. None of the Company, any Company Subsidiary or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any Company Subsidiary, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or for the purpose of securing any contract for the Company or any Company Subsidiary; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”); or (c) made any payment in the nature of criminal bribery.

SECTION 3.20 Interested Party Transactions. Except for any agreement or arrangement that has involved or will involve consideration of less than US$50,000 during any calendar year, no director, officer or other affiliate of the Company or any Company Subsidiary (a) has purchased, purchases or will purchase from, or has sold, sells or will sell or has furnished, furnishes or will furnish to, the Company or any Company Subsidiary, any goods or services, (b) is or has been a party to any contract or agreement disclosed in Section 3.16 of the Company Disclosure Schedule, or (c) had or has any contractual or other arrangement with the Company or any Company Subsidiary. The Company and the Company Subsidiaries have not, since January 1, 2004, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 3.21 Ownership of Parent Ordinary Shares. As of the date of this Agreement, neither the Company nor any Company Subsidiary is the beneficial owner of any shares of capital stock of Parent.

SECTION 3.22 Brokers. No broker, finder or investment banker (other than Quam Capital Limited and SSC Mandarin Group) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent Disclosure Schedule that has been prepared by Parent and delivered by Parent to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) (which Parent Disclosure Schedule shall be arranged in sections corresponding to the sections of this Article IV, and any information disclosed in any such section of the Parent Disclosure Schedule shall be deemed to be disclosed only for purposes of the corresponding section of this Article IV, unless it is reasonably apparent that the disclosure contained in such section of the Parent Disclosure Schedule applies to other representations and warranties contained in this Article IV), Parent hereby represents and warrants to the Company that:

SECTION 4.01 Corporate Organization. o) Each of Parent and each subsidiary of Parent (each a “Parent Subsidiary”) is a corporation or other organization duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect (as defined in Section 9.03(a)). Parent and each Parent Subsidiary is duly qualified or licensed to do business, and, where applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Where appropriate in the context, a “Parent Subsidiary” includes any of the Parent PRC Companies.

(b) A true and complete list of all the Parent Subsidiaries, together with the jurisdiction of incorporation or organization of each Parent Subsidiary and the percentage of the outstanding capital stock or entire registered capital of each Parent Subsidiary owned by Parent and each other Parent Subsidiary, is set forth in Section 4.01(b) of the Parent Disclosure Schedule. Except as set forth in Section 4.01(b) of the Parent Disclosure Schedule, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. For the avoidance of doubt, each of the Parent PRC Companies is a wholly-owned subsidiary of Parent and has been duly incorporated and is validly existing in accordance with the Laws of the PRC and is duly qualified to do business in the PRC and has obtained all governmental approvals and registrations necessary for its existence, which approvals and registrations are continuing and effective and each of the Parent PRC Companies has sufficient authority to conduct its business in accordance with its business license, approval certificate, articles of association or similar corporate documents, except where the failure to be so qualified or licensed or to have such approvals and registrations could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Except for the Parent PRC Companies, Parent does not have any equity interests or shares in any company, branch or office in the PRC.

(c) No order (including administrative order) has been made or petition presented that remains outstanding or resolution passed for the winding up, liquidation, dissolution of Parent and each Parent Subsidiary or the appointment of a provisional liquidator to, or a liquidation committee of Parent or any Parent Subsidiary. No receiver or receiver and manager has been appointed of the whole or part of Parent’s and each Parent Subsidiary’s business or assets. No distress, execution or other process has been levied on any of Parent’s or any Parent Subsidiary’s assets. Neither Parent nor any Parent Subsidiary has applied for conciliation in order to settle its debts. No liquidation committee has been appointed by Parent or any Parent Subsidiary, any court or any other authority or person for the purpose of liquidating the business or assets of Parent or any Parent Subsidiary or any part thereof. No meeting of the creditors of Parent or any Parent Subsidiary has been held or is in prospect, no voluntary arrangement or compromise or arrangement has been proposed with the creditors of Parent or any Parent Subsidiary; no ruling declaring the bankruptcy of Parent or any Parent Subsidiary has been made and no public announcement in respect of the same has been pronounced by any court of competent jurisdiction; and there is no unfulfilled or unsatisfied judgment or order of any court of competent jurisdiction outstanding against Parent or any Parent Subsidiary; and there has been no delay by Parent or any Parent Subsidiary in the payment of any obligation due for payment except in the ordinary course of business.

(d) Neither Parent nor any Parent Subsidiary is insolvent or unable to pay its debts, no receiver or receiver and manager has been appointed by any person of its business or assets or any part thereof, no power to make any such appointment has arisen, neither Parent nor any Parent Subsidiary has taken any steps to enter liquidation and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of Parent or any Parent Subsidiary.

SECTION 4.02 Memorandum of Association and Bye-Laws. p) Parent has made available to the Company or its counsel a complete and correct copy of the Memorandum of Association and Bye-laws or equivalent organizational documents, each as amended to date, of Parent and each Parent Subsidiary. Such Memorandum of Association and Bye-laws or equivalent organizational documents are in full force and effect. Neither Parent nor any Parent Subsidiary is in violation of any of the provisions of its Memorandum of Association and Bye-laws or equivalent organizational documents and none of the activities, agreements, commitments or rights of Parent or any Parent Subsidiary is ultra vires or unauthorized, except where such violations could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. For the avoidance of doubt, in respect of each of the Parent PRC Companies, its organizational documents include its latest business license, approval certificate, the articles of association and all amendments thereof, and all post-establishment registration certificates necessary to carry on its business under the Laws of the PRC which are valid and in full force.

(b) Parent and each Parent Subsidiary has, at all times, carried on its operations and conducted its affairs in all material respects in accordance with its Memorandum of Association and By-laws or equivalent organizational documents.

SECTION 4.03 Capitalization. q) The authorized share capital of Parent consists of 20,000,000,000 Parent Ordinary Shares. As of March 31, 2007, (i) 3,927,075,240 Parent Ordinary Shares were issued and outstanding, all of which were validly issued, fully paid and non-assessable, (ii) no Parent Ordinary Shares were held by subsidiaries of Parent, and (iii) no Parent Ordinary Shares were reserved for future issuance pursuant to outstanding employee stock options (“Parent Stock Options”) granted pursuant to a share option scheme of Parent which was approved by Parent on May 22, 2001 and was terminated by an ordinary resolution of its shareholders at the annual general meeting held on June 6, 2002 (the “Parent Stock Option Plan”). Except as set forth in this Section 4.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of, or equity interests in, Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Subsidiary and, to the extent that any such rights, agreements, arrangements or commitments previously existed, Parent has no continuing or existing liability or obligation with respect thereto. Parent has not adopted approved or entered into, or proposed to adopt, approve or enter into any stockholder “rights plan”, “poison pill” plan or comparable plan or arrangement. There are no bonds, debentures, notes or other indebtedness of Parent having the right (or convertible into, or exchangeable for, securities having the right) to vote on any matter on which holders of Parent Ordinary Shares may vote. Section 4.03(a) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Stock Option outstanding as of the date of this Agreement: (i) the name of the Parent Stock Option recipient; (ii) the particular plan pursuant to which such Parent Stock Option was granted; (iii) the number of Parent Ordinary Shares subject to such Parent Stock Option; (iv) the exercise or purchase price of such Parent Stock Option; (v) the date on which such Parent Stock Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Parent Stock Option expires; and (viii) whether the exercisability of or right of repurchase of such Parent Stock Option will be accelerated in any way by the Transactions, and indicates the extent of acceleration. Parent has made available to the Company or its counsel accurate and complete copies of all Parent Stock Option Plans pursuant to which Parent has granted the Parent Stock Option that are currently outstanding. All Parent Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Ordinary Shares, any capital stock of or any equity interest in Parent Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other person. There are no Parent Ordinary Shares or Parent ADSs outstanding that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under the Parent Stock Plan or any applicable restricted stock purchase agreement or other agreement with Parent. There are no commitments or agreements of any character to which Parent is bound obligating Parent to accelerate the vesting of any Parent Stock Option as a result of the Merger. All outstanding Parent Ordinary Shares, all outstanding Parent Stock Options, and all outstanding shares of capital stock of or all registered capital in each Parent Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws, rules and regulations (including, without limitation, any applicable PRC and Hong Kong Laws, rules and regulations and where appropriate, at the national, provincial and local levels) and (ii) all requirements set forth in applicable contracts. With respect to the Parent Stock Options, (A) each grant of a Parent Stock Option was duly authorized no later than the date on which the grant of such Parent Stock Option was by its terms to be effective (the “Parent Grant Date”) by all necessary corporate action, including, as applicable, approval by the Parent Board (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant was (in any) was duly executed and delivered by each party thereto, (B) each such grant was made in accordance with the terms of the applicable Parent Stock Option Plan and all other applicable Laws, (C) the per share exercise price of each Parent Stock Option was equal to the fair market value of a Parent Ordinary Share on the applicable Grant Date and (D) each such grant was properly accounted for in accordance with HKFRS in the audited financial statements included in the Parent HKSE Reports (as defined in Section 4.07(a)) and disclosed in the Parent HKSE Reports in accordance with the HKSE Listing Rules and all other applicable Laws.

(b) Except as reflected in Section 4.03(a) or in Section 4.03(a) of the Parent Disclosure Schedule, each outstanding share of capital stock of or entire registered capital in each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share or equity interest is owned by Parent or another Parent Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent’s or any Parent Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

(c) The total amount of investment and registered capital of Dongguan Yong Yao Bleaching and Dyeing Company Limited (東籢永耀漂染有榰公司) are both HK$11,260,000 and the registered capital of which has been fully paid. The total amount of investment and registered capital of Yong Yi Knitting (Heyuen) Company Limited (永義紡織(河源)有榰公司) are US$1,250,000 and US$1,000,000 respectively and the registered capital of which has been fully paid. The total amount of investment and registered capital of Yong Yi Garment (Huzhou) Company Limited (永義眃瞝(湖州)有榰公司) are US$29,800,000 and US$26,000,000 respectively and US$7,004,237 of the registered capital has been paid in accordance with applicable Laws of the PRC. The total amount of investment and registered capital of Yong Yi Garment (Huzhou) Company Limited (永義眃瞝(湖州)有榰公司) are US$29,800,000 and US$18,000,000 respectively and US$2,711,921 of the registered capital has been paid in accordance with applicable Laws of the PRC. The total amount of investment and registered capital of Yong Yi Bleaching and Dyeing Company Limited (永義漂染(湖州)有榰公司) are US$29,900,000 and US$2,000,000 respectively and US$3,009,110 of the registered capital has been paid in accordance with applicable Laws of the PRC. Parent is the sole legal, beneficial and record owner of all equity interests in each of the Parent PRC Companies free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent’s or any Parent Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. Parent has made available to the Company or its counsel a complete and correct copy of the latest capital verification report of each of the Parent PRC Companies issued by a PRC registered accountant.

(d) The Parent Ordinary Shares underlying the Parent ADSs to be issued pursuant to the Merger in accordance with Section 2.01, (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Parent’s Memorandum of Association and By-laws or any agreement to which the Parent is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

SECTION 4.04 Authority Relative to This Agreement. Each of Parent and Merger Sub has all legal right and all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other Transactions subject to the Parent Shareholders’ Approval and, in the case of the Merger, the approval of the Merger Sub’s sole shareholder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and other Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and the person or persons who will execute this Agreement and any ancillary agreements on behalf of Parent and Merger Sub have the power or authority to do so on behalf of Parent and Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and other Transactions (other than, with respect to Parent, receipt of the Parent Shareholders’ Approval (as defined in Section 4.18(b)), and with respect to Merger Sub, the approval of Merger Sub’s sole shareholder and the filing and recordation of the appropriate merger documents as required by the MBCA). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). As of the date hereof, no Hong Kong or Bermuda takeover statute is applicable to the Merger or the other Transactions.

SECTION 4.05 No Conflict; Required Filings and Consents. r) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Memorandum of Association and By-laws or other organizational documents of Parent or any Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Sections 4.04 and 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary (including any of the Parent PRC Real Properties) is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary (including any of the Parent PRC Real Properties) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any of their properties or assets (including any of the Parent PRC Real Properties) is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require Parent or Merger Sub to obtain any consent, approval, authorization or permit of, or to file with or to notify any Governmental Authority, except (i) applicable requirements, if any, of the Securities Act, Exchange Act and Blue Sky Laws, (ii) the pre-merger notification requirements of the HSR Act and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (iii) the filing and recordation of appropriate merger documents as required by the MBCA and the relevant authorities of other jurisdictions in which Parent is qualified to do business, (iv) the applicable requirements, if any, of the HKSE Listing Rules; (v) appropriate applications, filings and notices to, and approval of, the AMEX and the Hong Kong Stock Exchange as may be required in connection with the quotation or listing of the Parent ADSs to be issued in connection with the Merger or pursuant to the Substitute Options, Company Additional Share and Warrant Obligations, Company Convertible Notes or Substitute Warrants and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

SECTION 4.06 Permits; Compliance. s) Each of Parent and the Parent Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of Parent or such Parent Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Parent Permits”), except where the failure to have, or the suspension or cancellation of, any of the Parent Permits could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. All of the Parent Permits are valid and subsisting, and are in full force and effect, and Parent and the relevant Parent Subsidiary is not in breach of any of the terms or conditions of any of the Parent Permits, there are no factors or circumstances that might result in any restrictions or special conditions being placed on any of them or might in any way materially prejudice the continuation or renewal or might lead to the suspension, cancellation, refusal, modification or revocation of any of the Parent Permits, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary (including any of the Parent PRC Real Properties) is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Parent Permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any property or asset of Parent or any Parent Subsidiary (including any of the Parent PRC Real Properties) is bound, except for any such conflicts, defaults, breaches or violations that could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(b) Parent is not, and upon the consummation of the Merger and the Transactions as herein contemplated will not be, required to register as an “investment company” as such term is defined in the Investment Company Act.

(c) There is no outstanding dispute with, or outstanding proceeding, notice, decree, judgment, fine or penalty of or imposed by, any Governmental Authority in relation to Parent or any Parent Subsidiary or its operation which has been notified or deemed to be notified to Parent or any Parent Subsidiary under applicable Laws which could reasonably be expected to have a Parent Material Adverse Effect. There is no outstanding investigation or inquiry by any Governmental Authority on Parent or any Parent Subsidiary or its operations nor is there any investigation, inquiry, proceeding, notice, decree, judgment, fine or penalty anticipated against Parent or any Parent Subsidiary or persons for whose acts or defaults Parent or any Parent Subsidiary may be vicariously liable which has had or could reasonably be expected to have a Parent Material Adverse Effect. There is no outstanding notice or other communication, actual or potential violation, failure to comply with any applicable Laws or constitutional documents or failure to comply with the standards of regulatory compliance applied in the conduct of each of Parent’s and Parent Subsidiary’s operations, internal organization, risk management disciplines or other relevant control functions in respect of each of Parent’s and Parent Subsidiary’s operations which in any case has had or could reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.07 Hong Kong and Bermuda Filings; Financial Statements. t) Parent has at all times complied with its obligations under the HKSE Listing Rules and has at times complied with all Laws, rules and regulations governing companies whose shares are listed on the Hong Kong Stock Exchange, and Parent has filed, announced, furnished, published or dispatched all forms, reports and documents, required to be filed, furnished, announced, published or dispatched by it with the Hong Kong Stock Exchange since January 1, 2004 (as such documents have been amended prior to the date hereof, collectively, the “Parent HKSE Reports”). As of their respective dates, the Parent HKSE Reports (i) complied in all material respects in accordance with the HKSE Listing Rules and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Parent Subsidiary is, or ever has been, required to file any form, report or other document with the Hong Kong Stock Exchange.

(b) Parent has not received any notice from the Hong Kong Securities and Futures Commission (the “SFC”) or the Hong Kong Stock Exchange alleging any breach or failure to comply, by it or any Parent Subsidiary, of or with any aspect of the HKSE Listing Rules or any rules, regulations or laws governing or applying to listed companies or companies which are members of a group of companies of which a member company has shares listed on the Hong Kong Stock Exchange, which remains subsisting and outstanding, and there are no circumstances or events based on which any such notice may be given.

(c) Parent has filed all forms, reports and documents required to be filed by it with the Registry of Companies of Hong Kong since January 1, 2004 (collectively, the “Parent Hong Kong Filings”). The Parent Hong Kong Filings complied in all material respects in accordance with the requirements of the Companies Ordinance (Chapter 32) of Hong Kong, as amended from time to time (the “Hong Kong Companies Ordinance”), and, if applicable, the Securities and Futures Ordinance (Chapter 571) of Hong Kong, as amended from time to time (the “Hong Kong Securities Ordinance”). Parent has complied in all material respects with and is not in material breach of any conditions, requirements or other obligations imposed under the Hong Kong Companies Ordinance or the Hong Kong Securities Ordinance. Parent has filed all forms, reports and documents required to be filed by it with the Registrar of Companies in Bermuda or the Bermuda Monetary Authority since January 1, 2004 (collectively, the “Parent Bermuda Filings”). The Parent Bermuda Filings complied in all material respects in accordance with the requirements of the Companies Act 1981 of Bermuda, as amended from time to time (the “Bermuda Companies Act”). Parent has complied in all material respects with and is not in material breach of any conditions, requirements or other obligations imposed under the Bermuda Companies Act or other requirements of Bermuda law.

(d) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent HKSE Reports was prepared in accordance with the Hong Kong Financial Reporting Standards (“HKFRS(s)”), Hong Kong Accounting Standards (“HKAS(s)”) and Interpretations (hereinafter collectively referred to as “HKFRS”) issued by the Hong Kong Institute of Certified Public Accounts applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted under the HKSE Listing Rules and each truly and fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except that the unaudited interim financial statements may not contain footnotes and as otherwise noted therein (subject, in the case of unaudited statements, to normal and year-end adjustments)).

(e) The consolidated financial statements of Parent have disclosed and made full provision or reserve for or notice all contingent, unquantified or disputed liabilities, capital or burdensome commitments. Except as and to the extent set forth on the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as at September 30, 2006, including the notes thereto, neither Parent nor any Parent Subsidiary has any liability, loan, guarantee, undertaking, commitments on capital account, unusual liabilities or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet prepared in accordance with HKFRS, except for liabilities and obligations, incurred in the ordinary course of business and in a manner consistent with past practice since September 30, 2006, which, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

(f) Parent has made available to the Company or its counsel all letters received by Parent from the Hong Kong Stock Exchange or the staff thereof since January 1, 2004 and all responses to such letters filed by or on behalf of Parent.

(g) Parent maintains a system of accounting established and administered in accordance with HKFRS. Parent and the Parent Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with HKFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(h) Since January 1, 2004, neither Parent nor any Parent Subsidiary nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any Parent Subsidiary, has received or otherwise had or obtained knowledge of any written or formal complaint, allegation or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent. Since January 1, 2004, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the HKSE Listing Rules.

(i) To the knowledge of Parent, no employee of Parent or any Parent Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither Parent nor any Parent Subsidiary nor any officer, employee, contractor, subcontractor or agent of Parent or any such Parent Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent or any Parent Subsidiary in the terms and conditions of employment in violation of applicable PRC or Hong Kong law.

(j) There are no Liens, debentures, encumbrances or unusual liabilities given, made or incurred by or on behalf of Parent or any Parent Subsidiary (and, in particular but without limiting to the foregoing, no loans have been made by or on behalf of Parent or such Parent Subsidiary to any of its or directors or shareholders of other Parent Subsidiary) and no person has given any overdraft, loan or loan facility granted to Parent or such Parent Subsidiary.

SECTION 4.08 Absence of Certain Changes or Events. Since September 30, 2006, except as contemplated by this Agreement, (a) Parent and the Parent Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice, (b) there has not been any event, circumstance, change or effect that, individually or in the aggregate, has had, constitutes or could reasonably be expected to have, a Parent Material Adverse Effect, and (c) none of Parent or any Parent Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.02.

SECTION 4.09 Absence of Litigation. There is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any Parent Subsidiary, or any property or asset of Parent or any Parent Subsidiary (including any of the Parent PRC Real Properties), before any Governmental Authority that (a) individually or in the aggregate, has had, or could reasonably be expected to have, a Parent Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of any of the Transactions. Neither Parent nor any Parent Subsidiary nor any material property or asset of Parent or any Parent Subsidiary (including any of the Parent PRC Real Properties) is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, that could reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent from performing its obligations under this Agreement or could reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

SECTION 4.10 Employee Benefit Plans. u) With respect to employee benefit plans that are subject to U.S. Law:

(i) neither Parent, any Parent Subsidiary nor any Parent ERISA Affiliate maintains, contributes to, nor has any material obligation or liability with respect to, any employee benefit plan (as defined in Section 3(3) of ERISA, and whether or not subject to the requirements of ERISA), bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, or other material benefit plan (a “Parent Plan”) which covers employees of operations within the United States that is subject to U.S. Law;

(ii) none of Parent, any Parent Subsidiary or any Parent ERISA Affiliate maintains, contributes or has any liability under or with respect to a Multiemployer Plan or a Multiple Employer Plan; and

(iii) other than the employee benefit plans set out in this Section 4.10(a), Parent has no obligation (whether legally binding or established by custom) to pay any pension, allowance or gratuity or make any other payment on termination of service, death or retirement or to make any payment for the purpose of providing any similar benefits to or in respect of any person who is now or has been an officer or employee of Parent or any spouse or dependant of any such person and is not a party to any scheme or arrangement having as its purpose or one of its purposes the making of such payments or the provision of such benefits

(b) With respect to each Plan that is not subject to U.S. Law (a “Non-U.S. Parent Plan”), Parent has made available to the Company or its counsel a true and complete copy of each Non-U.S. Parent Plan document and each material document, if any, prepared in connection with each Non-U.S. Parent Plan, including, but not limited to, a copy of the deed of trust, rules and all booklets and announcements describing the benefits (or any proposed changes to the benefits) of the relevant Non-U.S. Parent Plan and all other documents, records and materials relating to the establishment and operation of the Non-U.S. Parent Plan. With respect to each Non-U.S. Parent Plan:

(i) each Non-U.S. Parent Plan has been maintained, funded and administered in compliance with all applicable Laws, except where such non-compliance could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect;

(ii) Parent and the trustee of the relevant Non-U.S. Parent Plan have duly complied with their respective obligations under the trust deeds and rules thereof and under all relevant Laws and regulations;

(iii) all recommendations in any reports, actuarial or otherwise, relating to the Non-U.S. Parent Plan which have been received by Parent or the trustees within the three years immediately preceding the date hereof have been complied with in full;

(iv) all employer and employee contributions (including all mandatory social security contributions and statutory housing funds contribution) to each Non-U.S. Parent Plan required by Law or by the terms of such Non-U.S. Parent Plan have been made, or, if applicable, accrued in accordance with the standard accounting practices applicable in the local jurisdiction, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;

(v) the fair market value of the assets of each funded Non-U.S. Parent Plan, the liability of each insurer for any Non-U.S. Parent Plan funded through insurance or the book reserve established for any Non-U.S. Parent Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Parent Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Parent Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; provided that a Non-U.S. Parent Plan that is maintained solely pursuant to applicable foreign Law and sponsored by a Governmental Authority shall not be subject to this paragraph;

(vi) none of the grants, subsidies, concessions and/or allowances that have been received by Parent or any Parent Subsidiary from any Governmental Authority are liable to be repaid or revoked in whole or in part as a result of the entry into or the completion of this Agreement or the Transactions;

(vii) each Non-U.S. Parent Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, and except as could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, each Non-U.S. Parent Plan is now and always has been operated in compliance with all applicable non-United States Laws;

(viii) all deductions and payments required to be made by Parent or any Parent Subsidiary in respect of Mandatory Provident Fund, Central Provident Scheme contributions, mandatory social security contributions or statutory housing fund contributions (including employer’s and employees’ contributions) in relation to the remuneration of its employees to any relevant competent authority have been so made; and

(ix) except as set forth in Section 4.10(b)(vii) of the Parent Disclosure Schedule, none of the Non-U.S. Parent Plans (A) provides for the payment of material separation, severance, termination or similar-type benefits to any person, (B) obligates Parent or any Parent Subsidiary to pay material separation, severance, redundancy, termination, long service payment or similar-type benefits solely or partially as a result of any Transaction, or (C) obligates Parent or any Parent Subsidiary to make any material payment or provide any material benefit as a result of a change in control under applicable Law. None of the Non-U.S. Parent Plans provides for or promises material retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Parent or any Parent Subsidiary, except as required by applicable Law.

SECTION 4.11 Labor and Employment Matters. v) Except as set forth in Section 4.11 of the Parent Disclosure Schedule or as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

(i) there are no controversies, charges and proceedings pending or, to the knowledge of Parent, threatened between Parent or any Parent Subsidiary and any of their respective employees;

(ii) neither Parent nor any Parent Subsidiary is a party to or is bound by any collective bargaining agreement or other similar agreement with any labor organization applicable to persons employed by Parent or any Parent Subsidiary, nor, to the knowledge of Parent, are there any activities or proceedings of any labor union to organize any such employees;

(iii) there are no unfair labor practice complaints pending against Parent or any Parent Subsidiary before the National Labor Relations Board or similar Government Authority or any current union representation questions involving employees of Parent or any Parent Subsidiary; and

(iv) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of Parent, threat thereof, by or with respect to any employees of Parent or any Parent Subsidiary.

(b) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

(i) Parent and the Parent Subsidiaries are in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining, labor relations, immigration, employment and employment practices, the terms and condition of employment, employment standards, equal employment opportunity, family and medical leave, occupational health and safety and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of Parent or any Parent Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

(ii) Parent and the Parent Subsidiaries have paid in full to all employees or adequately accrued for in accordance with HKFRS consistently applied and, in respect of the Parent PRC Subsidiaries, the applicable Laws of the PRC, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary, overtime pay or damages for wrongful or unreasonable dismissal that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by Parent or any Parent Subsidiary, and no circumstances have arisen under which Parent and the Parent Subsidiaries are likely to be required to make any statutory severance, redundancy, long service payment and any other payment or compensation under any employment protection legislation to any current or former employees;

(iii) neither Parent nor any Parent Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices;

(iv) neither Parent nor any Parent Subsidiary has given notice of any redundancies or layoffs nor started consultations with any independent trade union or employees’ representatives regarding redundancies, layoffs or dismissals within the period of one year prior to the date hereof;

(v) no circumstances have arisen under which Parent or any Parent Subsidiary is likely to be required to pay damages for wrongful dismissal, to make any statutory severance, redundancy or long service payment or to make or pay any compensation for unreasonable dismissal or to make any other payment under any employment protection Laws or to reinstate or re-engage any former employee;

(vi) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to Parent or any Parent Subsidiary; and during the six-month period prior to the date hereof, neither Parent nor any Parent Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment, facility or operating unit of Parent or any Parent Subsidiary; nor has Parent or any Parent Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger applications of any similar Law;

(vii) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before any Governmental Authority in any jurisdiction in which Parent or any Parent Subsidiary has employed or employs any person or in Hong Kong under the Sex Discrimination Ordinance, the Disability Discrimination Ordinance, the Family Status Discrimination Ordinance or any other Laws conferring protection against discrimination, harassment, victimisation or vilification by reason of age, gender, family circumstances, race, religion or disability.

SECTION 4.12 Real Property; Title to Assets. i) Section 4.12(a) of the Parent Disclosure Schedule lists each parcel of real property (including any of the Parent PRC Real Properties) currently owned by Parent or any Parent Subsidiary or owned by Parent or any Parent Subsidiary after January 1, 2004. Each parcel of real property owned by Parent or any Parent Subsidiary (i) is owned free and clear of all Liens, other than Permitted Liens and Liens reflected on the Parent’s balance sheet as of September 30, 2006, and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Parent, has any such condemnation, expropriation or taking been proposed. Parent has made available to the Company or its counsel copies of each deed or similar title documents including land use right certificate and building ownership certificate for each parcel of real property (including any of the Parent PRC Real Properties) and all relevant approval, permits and certificates (including without limitation construction land use planning permit, construction land use approval, commencement of construction work permit, construction safety and quality inspection certificate and construction completion examination and acceptance certificate). Policies of title have been issued by title insurance companies for the insurance of the interest of the fee owner for each parcel of real property owned by Parent or any Parent Subsidiary (the “Parent Title Policies”), such Parent Title Policies are valid and in full force and effect and no claim has been made under any such policy. Parent has made available to the Company true and complete copies of all Parent Title Policies, if any, in the possession of Parent.

(b) Section 4.12(b) of the Parent Disclosure Schedule lists each parcel of real property currently leased, subleased or used on any other basis by Parent or any Parent Subsidiary, with the name of the lessor and the date of the lease, sublease, license, assignment of the lease or any other agreement by the Parent or any Parent Subsidiary, any guaranty given or leasing commissions payable by Parent or any Parent Subsidiary in connection therewith and each amendment to any of the foregoing and, in respect of each parcel of real property leased or subleased by Parent or any Parent Subsidiary, any relevant land use right certificates, building ownership certificates and/or other permits (collectively, the “Parent Use Documents”). True, correct and complete copies of all Parent Use Documents have been made available to the Company or its counsel. All such current Parent Use Documents are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such Parent Use Documents, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by Parent or any Parent Subsidiary or, to Parent’s knowledge, by the other party to such Parent Use Documents. Parent’s or a Parent’s Subsidiary’s possession and quiet enjoyment of such leased or subleased property have not been disturbed, and to the knowledge of Parent, there are no disputes with respect to the same. All rent and other payments owing by Parent or any Parent Subsidiary under such Parent Use Documents has been paid in full through up to and including March 31, 2007. Other than specified in Section 4.12(b), neither Parent, nor to Parent’s knowledge, any Parent Subsidiary, has received any written notice to the effect that any such current Parent Use Documents will not be renewed or is not subject to renewal at the termination of the term thereof or that any such Parent Use Documents will be renewed at a substantially higher rent or substantially higher cost. Neither Parent nor any Parent Subsidiary has subleased, licensed or otherwise granted to any entity or individual the right to use or occupy such leased or subleased premises, or any portion thereof.

(c) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect: (i) there are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by Parent or any Parent Subsidiary for the purposes for which it is currently being used; (ii) there are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned, leased or used on any other basis by Parent or any Parent Subsidiary; (iii) neither Parent nor any Parent Subsidiary has received written notice from any Governmental Authority or other entity having jurisdiction over any property owned, leased or used on any other basis by Parent or any Parent Subsidiary or any portion thereof describing the violation of any Laws relating to permits or any property restrictions or other Liens affecting the same; (iv) Parent has obtained and maintained, or caused the Parent Subsidiaries to obtain and maintain, all permits (including, without limitation, Parent Permits), consents, licenses, concessions, certificates of compliance, approvals, authorizations and agreements from third parties (including, without limitation, water rights) necessary for the operation of the real property owned or leased by Parent or any Parent Subsidiary, all of which are in full force and effect, and neither Parent nor any Parent Subsidiary has received any written notice from any Governmental Authority or other entity having jurisdiction over any property owned, leased or used on any other basis by Parent or any Parent Subsidiary or any portion thereof describing a violation of or threatening a suspension, revocation, modification or cancellation of any such permit, consent, license, concession, certificate of compliance, approval, authorization or agreement; (v) there are no pending or, to Parent’s knowledge, threatened fire, health, safety, building, zoning, land use, assessment, or similar proceedings relating to the real property owned, leased or used on any other basis by Parent or any Parent Subsidiary; (vi) except as set forth in Section 4.12(c) of the Parent Disclosure Schedule, there are no parties other than Parent or a Parent Subsidiary in possession of the real property owned, leased or used on any other basis by Parent or any Parent Subsidiary and there are no sublease, concession, occupancy, license or similar arrangements affecting any such property; (vii) no construction, improvements, or alterations, the cost of which exceeds US$1,000,000, are in process, under construction, planned or required at any real property owned or leased by Parent or any Parent Subsidiary; and (viii) no portion of the real property owned or leased by Parent or any Parent Subsidiary or any improvements or buildings thereon has suffered any damage by fire, earthquake, flood or other casualty which has not heretofore been repaired and restored to operational use and in accordance with applicable Laws and the requirements of any lease.

(d) Each of Parent and the Parent Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, or in the case of real property and assets used on any other basis, valid use rights to, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business (including any of the Parent PRC Real Properties), free and clear of any Liens, except for Permitted Liens. All assets and inventory are in good condition and of merchantable quality and capable of being sold by Parent or any Parent Subsidiary in the ordinary course of business to a purchaser in accordance with its list prices without rebate or allowance. All tangible assets are in the possession or under the control of Parent or Parent Subsidiary. Neither the construction, positioning or use of any of Parent’s or Parent Subsidiary’s assets, nor the assets themselves, contravene any relevant provision of any Laws. All such assets owned or used by Parent or Parent Subsidiary are in good repair and capable of being used for the purposes for which they are designed, acquired or used by Parent or Parent Subsidiary and have throughout their period of ownership by Parent or Parent Subsidiary been properly maintained and serviced.

SECTION 4.13 Intellectual Property. w) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

(i) Parent and the Parent Subsidiaries own or are licensed to use all Intellectual Property used in or necessary for the conduct of their respective businesses as currently conducted;

(ii) to the knowledge of Parent, the conduct of the business of Parent and the Parent Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party;

(iii) there are no claims or suits pending or, to the knowledge of the Parent and except as set forth in Section 4.13(a)(iii) of the Parent Disclosure Schedule, threatened against Parent or any Parent Subsidiary (A) alleging that the conduct of the business of Parent or any Parent Subsidiary as currently conducted infringes upon or misappropriates the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any item of Intellectual Property owned by Parent or a Parent Subsidiary (“Parent Owned Intellectual Property”);

(iv) with respect to Parent Owned Intellectual Property, Parent or a Parent Subsidiary is the owner of the entire right, title and interest in and to such Parent Owned Intellectual Property, free and clear of all liens, encumbrances and other restrictions, and is entitled to use such Parent Owned Intellectual Property in the continued operation of its respective business;

(v) each of Parent and Parent Subsidiary has taken all steps open to it to preserve the Parent Owned Intellectual Property. Without limitation, all renewal fees regarding the Parent Owned Intellectual Property due on or before the Effective Time have been paid in full;

(vi) neither Parent nor any Parent Subsidiary has entered into any agreement, arrangement or understanding (whether legally enforceable or not) for the licensing, or otherwise permitting the use or exploitation, of the Parent Owned Intellectual Property or which prevents, restricts or otherwise inhibits Parent’s or the relevant Parent Subsidiary’s freedom to use and exploit the Parent Owned Intellectual Property;

(vii) there are no settlements, forbearances to sue, consents, judgments, orders or similar obligations which (A) restrict the business of Parent or any Parent Subsidiary in or under any Intellectual Property rights of any third party; or (B) permit any third party to use any Parent Owned Intellectual Property;

(viii) Section 4.13(a)(viii) of the Parent Disclosure Schedule sets forth each item of material Intellectual Property licensed to Parent or a Parent Subsidiary (“Parent Licensed Intellectual Property”), and Parent or a Parent Subsidiary has the right to use such Parent Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Parent Licensed Intellectual Property and Parent and the Parent Subsidiaries have used such Parent Licensed Intellectual Property in accordance with the terms of such license agreement;

(ix) to the knowledge of Parent, the Parent Owned Intellectual Property has not been adjudged invalid or unenforceable in whole or in part, and to the knowledge of Parent, is valid and enforceable;

(x) to the knowledge of Parent, no person is engaging in any activity that infringes upon or misappropriates the Parent Owned Intellectual Property;

(xi) each license of the Parent Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect;

(xii) to the knowledge of Parent, no party to any license of the Parent Licensed Intellectual Property is in breach thereof or default thereunder; and

(xiii) to the knowledge of Parent, neither the execution of this Agreement nor the consummation of any Transaction will adversely affect any of Parent’s or Parent Subsidiaries’ rights with respect to the Parent Owned Intellectual Property or the Parent Licensed Intellectual Property.

(b) Neither Parent nor any Parent Subsidiary has agreed to indemnify any third party for or against any infringement or misappropriation with respect to any third party Intellectual Property other than in the ordinary course of business.

(c) The consummation of the Transactions will not result in Parent or any Parent Subsidiary being bound by any non-compete or other restriction on the operation of any business of Parent or any Parent Subsidiary, or in the grant by Parent or any Parent Subsidiary of any rights or licenses to any Parent Owned Intellectual Property.

(d) Parent or any Parent Subsidiary has not licensed any Parent Owned Intellectual Property to any third party other than in the ordinary course of business.

SECTION 4.14 Taxes.  x) Parent and the Parent Subsidiaries have filed all material Tax Returns required to be filed by them and have paid and discharged all material Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings. All such Tax Returns are true, accurate and complete in all material respects. No taxing authority or agency is now asserting against Parent or any Parent Subsidiary any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. The accruals and reserves for Taxes reflected in the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as at September 30, 2006 have been prepared in accordance with HKFRS. There are no material Tax liens upon any property or assets of Parent or any of the Parent Subsidiaries (including any of the Parent PRC Real Properties) except liens for current Taxes not yet due.

(b) No audit or other proceeding by any taxing authority is pending with respect to any material Taxes due from or with respect to Parent or any Parent Subsidiary. No taxing authority has given written notice of its intention to assert any deficiency or claim for additional material Taxes against Parent or any Parent Subsidiary.

SECTION 4.15 Environmental Matters. Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent from performing its obligations under this Agreement and except as could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

(a) neither Parent nor any Parent Subsidiary has violated or is in violation of any Environmental Law and neither Parent nor any Parent Subsidiary has received any written communication from a Governmental Agency or person alleging any actual or potential liability of, or any actual or potential violation by, Parent or any Parent Subsidiary arising under any Environmental Law;

(b) none of the properties currently owned (including any of the Parent PRC Real Properties), leased or operated by Parent or any Parent Subsidiary or formerly owned, leased or operated by Parent or any Parent Subsidiary (including, without limitation, soils and surface and groundwaters) are or have been contaminated with any Hazardous Substance, which contamination requires investigation or remediation under any Environmental Law, or has given rise to or would reasonably be expected to give rise to liability or obligations (including any investigatory, reporting or remedial obligation) under any Environmental Law;

(c) neither Parent nor any Parent Subsidiary has stored, handled, treated, disposed of, arranged for the disposal of, transported or released any Hazardous Substance at any property or facility, including, without limitation, any offsite location, and neither Parent nor any Company Subsidiary has or has allegedly exposed any person to any Hazardous Substance, so as to give rise to a requirement for investigation or remediation under any Environmental Law or so as to give rise to any current or reasonably expected future liability or obligation (including any investigatory, reporting or remedial obligation) under any Environmental Law;

(d) Parent and the Parent Subsidiaries have all Environmental Permits required under any Environmental Law and Parent and the Parent Subsidiaries are in compliance with, and have no current or pending liability or obligation associated with any past non-compliance with, such permits, licenses and other authorizations;

(e) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law;

(f) neither Parent nor any Parent Subsidiary has designed, manufactured, installed, marketed, sold, handled or distributed asbestos or any asbestos-containing product or asbestos-containing material, and no basis in fact or Law, or under contract or lease agreement, exists upon which any claim of liability could be asserted against Parent or any Parent Subsidiary relating to asbestos, asbestos-containing products or asbestos-containing materials located at any property or facility;

(g) neither Parent nor any Parent Subsidiary has received any notification pursuant to any Environmental Laws that (i) any work, repairs, corrective or remedial action, construction or capital expenditures are required to be made as a condition of continued compliance with any Environmental Laws or any license, permit or approval issued pursuant thereto; (ii) any license, permit or approval is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated; or (iii) any events, conditions, circumstances, activities, practices, incidents, actions or omissions may interfere with or prevent compliance or continued compliance with any Environmental Law; and

(h) Parent has made available to the Company or its counsel all environmental reports, assessments, investigations, Environmental Permits, correspondence or other material environmental documents relating to its business or to Parent or the Parent Subsidiaries, or to their respective affiliates’ or predecessors’ properties, facilities or operations.

SECTION 4.16 Material Contracts. y) Subsections (i) through (xiv) of Section 4.16(a) of the Parent Disclosure Schedule list all contracts, arrangements, commitments and agreements of the types listed in subsections (i) through (xiv) to which Parent or any Parent Subsidiary is a party (such contracts, arrangements, commitments and agreements as are required to be set forth in Section 4.16(a) of the Parent Disclosure Schedule being the “Material Parent Contracts”):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K and Item 601(b)(10) of Regulation S-B of the SEC) with respect to Parent and the Parent Subsidiaries;

(ii) each contract and agreement that is likely to involve consideration of more than US$100,000 (including sale and supply contracts between the Parent PRC Subsidiaries and their customers), in the aggregate, over the remaining term of such contract or agreement, other than purchase orders entered into in the ordinary course of business and in a manner consistent with past practice;

(iii) each contract and agreement evidencing outstanding indebtedness in a principal amount of US$100,000 or more;

(iv) all leases of real property leased for the use or benefit of Parent or any Parent Subsidiary;

(v) all land grant contracts, land transfer contracts or other relevant contracts pursuant to which the Parent PRC Subsidiaries are entitled to use and occupy the Parent PRC Real Properties;

(vi) all material contracts and agreements with any Governmental Authority to which Parent or any Parent Subsidiary is a party;

(vii) all contracts and agreements that limit, or purport to limit, the ability of Parent or any Parent Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(viii) all contracts and agreements providing for benefits under any Parent Plan;

(ix) all contracts for employment required to be listed in Section 4.10 of the Parent Disclosure Schedule;

(x) each joint venture, partnership, strategic alliance and similar agreement to which Parent or any Parent Subsidiary is a party, which is material to Parent or any Parent Subsidiary or which provides for the ownership of any equity interest in any person or entity;

(xi) all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which Parent or any Parent Subsidiary is a party;

(xii) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of Parent or any Parent Subsidiary or income or revenues related to any product or service of Parent or any Parent Subsidiary to which Parent or any Parent Subsidiary is a party;

(xiii) all licenses or sublicenses of Intellectual Property to which Parent or any Parent Subsidiary is a party and that are material to the business of Parent or any Parent Subsidiary; and

(xiv) all other contracts and agreements that are material to Parent and the Parent Subsidiaries, taken as a whole, or the absence of which could reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(b) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

(i) each Material Parent Contract is a legal, valid and binding agreement, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity);

(ii) Parent or Parent Subsidiary has duly performed and complied in all material respects with each of its obligations thereunder;

(iii) neither Parent nor any Parent Subsidiary has received any claim of default under any Material Parent Contract and neither Parent nor any Parent Subsidiary is in breach or violation of, or default under, any Material Parent Contract;

(iv) there are no grounds for rescission, avoidance, repudiation or termination of any Material Parent Contract;

(v) to Parent’s knowledge, no other party is in breach or violation of, or default under, any Material Parent Contract; and

(vi) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under or otherwise adversely affect any of the material rights of Parent or any Parent Subsidiary under any Material Parent Contract.

(c) There are no contracts or obligations, agreements, arrangements or concerted practices to which Parent or any Parent Subsidiary is a party or by which Parent or such Parent Subsidiary is bound, and there are no practices in which Parent or any Parent Subsidiary is engaged, which are void, illegal, unenforceable, registrable or notifiable under or which contravene any applicable Laws. Parent has made available to the Company or its counsel true and complete copies of all Material Parent Contracts, including any amendments thereto.

SECTION 4.17 Insurance. Parent and the Parent Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent and the Parent Subsidiaries (taking into account the cost and availability of such insurance). Nothing has been done or omitted to be done by or on behalf of Parent or any Parent Subsidiary which would make any policy of insurance void or voidable or enable the insurers to avoid the same and there is no claim outstanding under any such policy and Parent is not aware of any circumstances likely to give rise to such a claim or result in an increased rate of premium.

SECTION 4.18 Board Approval; Vote Required. z) The Parent Board, by resolutions duly adopted by unanimous vote of those members of the Parent Board voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Merger and other Transactions, the Share Issuance, the New Stock Option Plans Adoption, the Parent Board Appointments and the other transactions and related agreements contemplated thereby are fair to and in the best interests of Parent and its shareholders, (ii) approved this Agreement, the Merger and other Transactions, the Share Issuance, the New Stock Option Plans Adoption, the Parent Board Appointments and the other Transactions and related agreements contemplated thereby and (iii) recommended that the shareholders of Parent Ordinary Shares approve this Agreement, the Merger and other Transactions, the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Appointments and directed that this Agreement, the Merger and other Transactions, the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Appointments be submitted for consideration by the holders of Parent Ordinary Shares at the Parent Shareholders’ Meeting (as defined in Section 6.01(b)).

(b) The only vote of the holders of any class or series of shares or other securities of Parent necessary to approve this Agreement, the Merger and other Transactions, the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Appointments is the affirmative vote of a majority of the votes cast with respect to the approval of this Agreement, the Merger and other Transactions, the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Appointments (the “Parent Shareholders’ Approval”) at a duly called Parent Shareholders’ Meeting consisting of a quorum of shareholders of Parent (or any adjournment or postponement thereof).

SECTION 4.19 Certain Business Practices. None of Parent, any Parent Subsidiary or, to Parent’s knowledge, any directors or officers, agents or employees of Parent or any Parent Subsidiary has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or for the purpose of securing any contract for Parent or any Parent Subsidiary; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or established or maintained any unlawful or unrecorded fund of group moneys or other assets or made any false or fictitious entries on the books or records of Parent or any Parent Subsidiary); or (c) made any payment in the nature of criminal bribery.

SECTION 4.20 Interested Party Transactions. Except for any agreement or arrangement that has involved or will involve consideration of less than US$50,000 during any calendar year, no director, officer or other affiliate of Parent or any Parent Subsidiary (a) has purchased, purchases or will purchase from, or has sold, sells or will sell or has furnished, furnishes or will furnish to, Parent or any Parent Subsidiary, any goods or services, (b) is or has been a party to any contract or agreement disclosed in Section 4.16 of the Parent Disclosure Schedule, or (c) had or has any contractual or other arrangement with Parent or any Parent Subsidiary. Parent and the Parent Subsidiaries have not, since January 1, 2004, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Parent, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.21 Operations of Merger Sub. Merger Sub is a wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.22 Ownership of Company Capital Stock. As of the date of this Agreement, neither Parent nor any Parent Subsidiary is the beneficial owner of any shares of capital stock of the Company.

SECTION 4.23 Brokers. No broker, finder or investment banker (other than Altus Capital Limited) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. aa) The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, except as set forth in Section 5.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed):

(i) the Company shall, and shall cause each Company Subsidiary to, conduct the business of the Company and the Company Subsidiaries, in all respects material to the Company and the Company Subsidiaries, taken as a whole, in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall, and shall cause each Company Subsidiary to, use its reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation of Section 5.01(a), except as contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(i) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of shares of Company Common Stock issuable pursuant to currently outstanding employee stock options or shares of Company Common Stock issuable pursuant to the terms of the Company Additional Share and Warrant Obligations, Company Convertible Notes or Company Warrants outstanding on the date hereof, in the ordinary course of business and in a manner consistent with past practice in accordance with the terms of the Company Stock Option Plans, Company Additional Share and Warrant Obligations, Company Convertible Notes or Company Warrants as in effect as of the date hereof or the issuance of shares of Company Common Stock to holders of Company Stock Options in consideration for the termination or amendment of outstanding Company Stock Options) or (B) any assets of the Company or any Company Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Company Subsidiary to the Company or any other Company Subsidiary;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (B) except for borrowings under existing credit facilities in the ordinary course of business and in a manner consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets; (C) enter into any contract or agreement other than in the ordinary course of business and in a manner consistent with past practice that, if in effect on the date hereof, would qualify as a Company Material Contract; (D) make, authorize or make any commitment with respect to any capital expenditure or purchases of fixed assets which are, in the aggregate, in excess of US$1 million individually or US$5 million in the aggregate; or (E) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(b)(v);

(vi) make any investment in any entity (other than a Company Subsidiary) in excess of US$5 million;

(vii) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and in a manner consistent with past practice or as required by applicable Law in salaries or wages of employees of the Company or any Company Subsidiary who are not directors or officers of the Company, or grant any severance or termination pay to (other than pursuant to existing contractual obligations disclosed in Section 3.10(a) of the Company Disclosure Schedule or in the ordinary course of business and in a manner consistent with past practice), or enter into any employment or severance agreement with any director, officer or other employee of the Company or of any Company Subsidiary, or, except as required by Law, establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(viii) exercise its discretion with respect to or otherwise voluntarily (A) accelerate the vesting of any Company Stock Award as a result of the Merger, any other change of control of the Company (as defined in the Company Stock Option Plans) or otherwise; or (B) amend, modify or supplement any Company Stock Option Plan;

(ix) make any change in any material method of accounting, method of accounting principles or practice, except as may be appropriate to conform to a change in Tax law or change required by reason of a concurrent change in US GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC;

(x) make or change any material tax election, or take any other action with respect to a material tax item, in each case inconsistent with prior practice of the Company or any Company Subsidiary, without providing prior notice thereof to Parent;

(xi) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and in a manner consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as at December 31, 2006 or subsequently incurred in the ordinary course of business and in a manner consistent with past practice;

(xii) amend, modify or consent to the termination of any Material Company Contract (except for extensions of closing on completion dates), or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder;

(xiii) commence any Action (except in the ordinary course of business against third parties) or settle any Action (except in the ordinary course of business, it being understood that any settlement involving the payment by the Company or any Company Subsidiary of more than US$100,000 is not in the ordinary course of business);

(xiv) permit any item of Company Owned Intellectual Property to lapse or to be abandoned, dedicated or disclaimed, by failing to perform or make any applicable filings, recordings or other similar actions or filings, or by failing to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of Company Owned Intellectual Property, except where the failure to make such filings and payments results from the exercise of reasonable business judgment;

(xv) sell, assign or license any of the Company Owned Intellectual Property, except for licensing of Company Owned Intellectual Property in the ordinary course of business consistent with past practice;

(xvi) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(xvii) announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

(c) Prior to the Company entering into any definitive agreement in connection with any acquisition (whether of stock or assets), merger or any other business combination in connection with (i) Xiaonanshan Iron Ore Mine in Anhui Province, PRC, the mining rights of which are held by Maanshan Xiaonanshan Mining Company Limited, (ii) Ma Tang Iron Ore Mine in Anhui Province, PRC, the mining rights of which are held by Maanshan Zhao Yuan Mining Company Limited, (iii) a processing plant in Anhui Province, PRC, owned by Nanjing Sudan Mining Company Limited, (iv) Laowan Iron Ore Mine in Hubei Province, the exploration rights of which are held by Hubei Yunxian Changjiang Mining Company Limited, (v) Taizhou Gold Mine (as disclosed in the Company’s press release of April 2, 2007), or (vi) Xing Wang Nickel Mine (as disclosed in the Company’s press release of April 2, 2007) (the PRC mining properties in items (i) - (vi) of this Section 5.01(c) are collectively referred to as the “PRC Mines”), all as further set forth in Section 5.01(c) of the Company’s Disclosure Schedule), the Company shall first obtain the prior written consent of Parent.

SECTION 5.02 Conduct of Business by Parent Pending the Merger. bb) Parent agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, except as set forth in Section 5.02 of the Parent Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed):

(i) Parent shall, and shall cause each Parent Subsidiary to, conduct the business of Parent and the Parent Subsidiaries, in all respects material to Parent and the Parent Subsidiaries, taken as a whole, in the ordinary course of business and in a manner consistent with past practice; and

(ii) Parent shall, and shall cause each Parent Subsidiary to, use its reasonable best efforts to preserve substantially intact the business organization of Parent and the Parent Subsidiaries, to keep available the services of the current officers, employees and consultants of Parent and the Parent Subsidiaries and to preserve the current relationships of Parent and the Parent Subsidiaries with customers, suppliers and other persons with which Parent or any Subsidiary has significant business relations.

(b) By way of amplification and not limitation of Section 5.01(a), except as contemplated by any other provision of this Agreement or as set forth in Section 5.02 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary shall, between the date of this Agreement and the earlier of the Effective Time and the termination of the Agreement pursuant to Article VIII, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(i) amend or otherwise change its Memorandum of Association and By-laws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of Parent or any Parent Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Parent or any Parent Subsidiary (except for the issuance of Parent Ordinary Shares (whether in the form of Parent Ordinary Shares or Parent ADSs) issuable pursuant to employee stock options outstanding on the date hereof, in the ordinary course of business and in a manner consistent with past practice in accordance with the terms of the Parent Stock Option Plans or such notes as in effect as of the date hereof) or (B) any assets of Parent or any Parent Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Parent Subsidiary to Parent or any other Parent Subsidiary;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (B) except for borrowings under existing credit facilities in the ordinary course of business and in a manner consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets; (C) enter into any contract or agreement other than in the ordinary course of business and in a manner consistent with past practice that, if in effect on the date hereof, would qualify as a Parent Material Contract; (D) make, authorize or make any commitment with respect to any capital expenditure or purchases of fixed assets which are, in the aggregate, in excess of US$1 million individually or US$5 million in the aggregate; or (E) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.02(b)(v);

(vi) make any investment in any entity (other than a Parent Subsidiary) in excess of US$5 million;

(vii) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and in a manner consistent with past practice in salaries or wages of employees of Parent or any Parent Subsidiary who are not directors or officers of Parent, or grant any severance or termination pay to (other than pursuant to existing contractual obligations disclosed in Section 4.10(a) of the Parent Disclosure Schedule or in the ordinary course of business and in a manner consistent with past practice), or enter into any employment or severance agreement with any director, officer or other employee of Parent or of any Parent Subsidiary, or, except as required by Law, establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(viii) exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any Parent Stock Award as a result of the Merger, any other change of control of Parent (as defined in the Parent Stock Option Plans) or otherwise;

(ix) make any change in any material method of accounting, method of accounting principles or practice, except as may be appropriate to conform to a change in Tax law or for such change required by reason of a concurrent change in HKFRS or compliance with the applicable requirements of the Hong Kong Stock Exchange, the HKSE Listing Rules, the Hong Kong Companies Ordinance, the Hong Kong Securities Ordinance, the Bermuda Companies Act, the Registrar of Companies of Bermuda or the Bermuda Monetary Authority, as the case may be, or the rules and regulations promulgated thereunder or, in contemplation of the consummation of the Merger and the Transactions, compliance with the applicable requirements of US GAAP, the Securities Act, the Exchange Act, SOX or AMEX, as the case may be, or the rules and regulations promulgated thereunder;

(x) make or change any material tax election, or take any other action with respect to a material tax item, in each case inconsistent with prior practice of the Parent or any Parent Subsidiary, without providing prior notice thereof to the Company;

(xi) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and in a manner consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as at September 30, 2006 or subsequently incurred in the ordinary course of business and in a manner consistent with past practice;

(xii) amend, modify or consent to the termination of any Material Parent Contract (except for extensions of closing or completion dates), or amend, waive, modify or consent to the termination of Parent’s or any Parent Subsidiary’s material rights thereunder;

(xiii) commence any Action (except in the ordinary course of business against third parties) or settle any Action (except in the ordinary course of business, it being understood that any settlement involving the payment by Parent or any Parent Subsidiary of more than US$100,000 is not in the ordinary course of business);

(xiv) permit any item of Parent Owned Intellectual Property to lapse or to be abandoned, dedicated or disclaimed, by failing to perform or make any applicable filings, recordings or other similar actions or filings, or by failing to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of Parent Owned Intellectual Property, except where the failure to make such filings and payments results from the exercise of reasonable business judgment;

(xv) sell, assign or license any of the Parent Owned Intellectual Property, except for licensing of Parent Owned Intellectual Property in the ordinary course of business consistent with past practice;

(xvi) fail to make in a timely manner any filings with the Hong Kong Stock Exchange, the Registry of Companies of Hong Kong, the Registrar of Companies in Bermuda, the Bermuda Monetary Authority or with any other authorities or regulatory bodies in Hong Kong or Bermuda required under applicable Hong Kong or Bermuda laws, rules and regulations; or

(xvii) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.03 Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over their respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Disclosure Documents. cc) U.S. Filings. As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and file the proxy statement to be sent to the stockholders of the Company relating to the meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider approval and adoption of this Agreement, or any information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), (ii) Parent shall prepare and file with the SEC a registration statement on Form F-4 (together with all amendments thereto, the “Registration Statement”), in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the Parent ADSs to be issued to the stockholders of the Company pursuant to the Merger and the underlying Parent Ordinary Shares thereof, and (iii) Parent shall use all reasonable best efforts to cause the Depositary to file with the SEC a registration statement on Form F-6 (the “Form F-6 Registration Statement”) in connection with the registration under the Securities Act of the Parent ADSs to be issued in connection with the Merger. Each of Parent and the Company shall furnish to the other party all information concerning it and its business as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and the Form F-6 Registration Statement. Each of Parent and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to such documents and to cause the Registration Statement and the Form F-6 Registration Statement to be declared effective by the SEC as promptly as practicable and to keep the Registration Statement effective as long as necessary to consummate the Transactions. As promptly as practicable after the Registration Statement shall have been declared effective by the SEC, the Company shall mail the Proxy Statement to its stockholders and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy materials, and, if required in connection therewith, resolicit proxies.

(b) Hong Kong and Bermuda Filings. As promptly as practicable after the execution of this Agreement, Parent shall publish an announcement in newspapers in Hong Kong in compliance with the requirements under the HKSE Listing Rules (the “Hong Kong Announcement”) and shall prepare the shareholders circular to be sent to the shareholders of Parent relating to the general meeting of Parent’s shareholders (the “Parent Shareholders’ Meeting” and, together with the Company Stockholders’ Meeting, the “Stockholders’ Meetings”) to be held to consider the approval of this Agreement, the Merger and other Transactions, the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Appointments (the “Parent Shareholders Circular”). The Company shall furnish to Parent all information concerning it and its business as Parent may reasonably request in connection with such actions and the preparation of the Parent Shareholders Circular. Each of Parent and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the Hong Kong Stock Exchange with respect to the Hong Kong Announcement and the Parent Shareholders Circular and to receive the clearance of the Hong Kong Stock Exchange on the Hong Kong Announcement and the Parent Shareholders Circular as promptly as practicable. As promptly as practicable after the Parent Shareholders Circular shall have been cleared with the Hong Kong Stock Exchange, Parent shall dispatch the Parent Shareholders Circular to its shareholders and, if necessary, after the Parent Shareholders Circular shall have been so dispatched, promptly circulate amended, supplemental or supplemented circular materials.

(c) Except as provided in Section 6.04(c), the Company covenants that none of the Company Board or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any committee thereof of this Agreement, the Merger or any other Transaction (the “Company Board Recommendation”) and that the Proxy Statement shall include the recommendation of the Company Board to the stockholders of the Company in favor of approval and adoption of this Agreement and approval of the Merger.

(d) Except as provided in Section 6.04(d), Parent covenants that none of the Parent Board or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by the Parent Board or any committee thereof of this Agreement, the Merger and other Transactions, the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Appointments (the “Parent Board Recommendation”) and that the Parent Shareholders Circular shall include the recommendation of the Parent Board to the shareholders of Parent in favor of this Agreement, the Merger and other Transactions, the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Appointments.

(e) No amendment or supplement to the Proxy Statement, the Registration Statement, the Form F-6 Registration Statement or the Parent Shareholders Circular will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed) and after having provided the other party with the opportunity to review and comment thereon (such review not to be unreasonably delayed). Parent and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement or Form F-6 Registration Statement has been declared effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent ADSs or Parent Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or Hong Kong Stock Exchange for amendment of the Proxy Statement, the Registration Statement, the Form F-6 Registration Statement or the Parent Shareholders Circular or comments thereon and responses thereto or requests by the SEC or Hong Kong Stock Exchange for additional information.

(f) Parent represents and warrants to the Company that the information supplied by Parent for inclusion in the Registration Statement, the Form F-6 Registration Statement, the Proxy Statement or the Parent Shareholders Circular shall not, at (i) the time the Parent Shareholders Circular is cleared with the Hong Kong Stock Exchange, (ii) the time the Registration Statement or Form F-6 Registration Statement is declared effective, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iv) the time the Parent Shareholders Circular (or any amendment thereof or supplement thereto) is first dispatched to the shareholders of Parent, (v) the time of each of the Stockholders’ Meetings and (vi) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent, any Parent Subsidiary or any of their respective officers or directors should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement, Form F-6 Registration Statement, Proxy Statement or Parent Shareholders Circular, Parent shall promptly inform the Company and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC or the Hong Kong Stock Exchange, as appropriate, and, to the extent required by law, disseminated to the shareholders of Parent. Parent represents and warrants to the Company that all documents that Parent is responsible for filing with the SEC, the Hong Kong Stock Exchange or the AMEX or published pursuant to the HKSE Listing Rules, or the Company Guide and the Constitution and Rules of the AMEX (the “AMEX Listing Rules”) as the case may be, in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Hong Kong Stock Exchange, the HKSE Listing Rules, the AMEX, the AMEX Listing Rules, the Hong Kong Companies Ordinance, the Hong Kong Securities Ordinance, the Bermuda Companies Act, the Registrar of Companies of Bermuda and the Bermuda Monetary Authority, as the case may be, and the rules and regulations thereunder.

(g) The Company represents and warrants to Parent that the information supplied by the Company for inclusion in the Registration Statement, the Form F-6 Registration Statement, the Proxy Statement or the Parent Shareholders Circular shall not, at (i) the time the Parent Shareholders Circular is filed with the Hong Kong Stock Exchange, (ii) the time the Registration Statement or Form F-6 Registration Statement is declared effective, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iv) the time the Parent Shareholders Circular (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Parent, (v) the time of each of the Stockholders’ Meetings and (vi) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement, Form F-6 Registration Statement, Proxy Statement or Parent Shareholders Circular, the Company shall promptly inform Parent and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company. The Company represents and warrants to Parent that all documents that the Company is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 6.02 Stockholders’ Meetings. dd) The Company shall duly call, give notice of, convene and hold the Company Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement and obtaining the Company Stockholders’ Approval.

(b) Parent shall dully call, give notice of, convene and hold the Parent’s Shareholders’ Meeting as promptly as practicable for the purpose of voting upon the approval of this Agreement, the Merger and other Transactions, the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Appointments and obtaining the Parent Shareholders’ Approval.

(c) Each of the Company and Parent shall use its reasonable best efforts to hold the Stockholders’ Meetings on the same day as soon as practicable after the date on which the Registration Statement becomes effective. Each of the Company and Parent shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of this Agreement, the Merger and other Transactions, the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Appointments, as the case may be, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders, except in the event and to the extent that the Company Board or the Parent Board, as the case may be, in accordance with Section 6.04(c) or Section 6.04(d), withdraws or modifies its recommendation to its shareholders in favor of the approval and adoption of this Agreement, the Merger and other Transactions, the Share Issuance, New Stock Option Plans Adoption and the Parent Board Appointments, as the case may be.

SECTION 6.03 Access to Information; Confidentiality. ee) Upon reasonable prior notice and except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Parent or any of their respective subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement until the Effective Time, the Company and Parent shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof, including access to enter any real property owned, leased, subleased or occupied by such party or such party’s subsidiary in order to conduct an environmental assessment of such property (provided that no subsurface investigation work of the sort commonly referred to as “Phase II” investigatory work shall be conducted absent the prior written consent of the other party, which consent shall not be unreasonably withheld); and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request; provided, however, that (A) no pricing or other competitively sensitive information retrieved from the Company will be made available to persons who are involved in any pricing or sales activity at Parent or any Parent Subsidiary, (B) no pricing or other competitively sensitive information retrieved from Parent will be made available to persons who are involved in any pricing or sales activity at the Company or any Company Subsidiary and (C) neither Parent nor the Company shall use any information obtained from the other party for any purpose other than evaluation of such other party in connection with this Agreement.

(b) All information obtained by the parties pursuant to this Section 6.03 shall be kept confidential in accordance with the letter of intent, dated November 29, 2006, and the heads of agreement, dated February 2, 2007 (together, the “Confidentiality Arrangements”) between Parent and the Company.

(c) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.04 No Solicitation of Transactions. ff) Subject to Section 6.04(b), each party to this Agreement agrees that, from and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall not, and shall not permit any of its subsidiaries or any of its or its subsidiaries’ directors, officers or employees to, and shall use its best efforts to cause its investment bankers, attorneys, accountants and other representatives retained by it or any of its subsidiaries not to, directly or indirectly: (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes a Competing Transaction (as defined below); (ii) enter into or maintain or continue discussions or negotiations with any person in furtherance of such inquiries or to obtain a Competing Transaction; (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction; or (iv) authorize or permit any of the officers, directors or employees of such party or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by such party, to take any such action. Each party to this Agreement shall notify the other party as promptly as practicable (and in any event within one day after such party attains knowledge thereof) if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments). Each party to this Agreement immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Each party to this Agreement shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

(b) Notwithstanding anything to the contrary in this Section 6.04, the Board of Directors of Parent or the Company, as the case may be, may furnish, prior to approval of this Agreement, the Merger and other Transactions, the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Appointments, as applicable, at the Parent Shareholders’ Meeting or at the Company Stockholders’ Meeting, as the case may be, information to, and enter into discussions with, a person who, after the date hereof, has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction or otherwise facilitate any effort or attempt to make or implement a proposal or offer for a Competing Transaction, if such Board of Directors has (i) determined, in its good faith judgment (after having consulted with a financial advisor of nationally recognized reputation in the United States or Hong Kong) that such proposal or offer is reasonably likely to lead to a Superior Proposal (as defined below), (ii) determined, in its good faith judgment after consultation with independent legal counsel (who may be such party’s regularly engaged independent legal counsel), that, in light of such proposal or offer regarding a Competing Transaction, the furnishing of such information or entering into discussions is consistent with its fiduciary obligations to Parent and its shareholders or the Company and its stockholders, respectively, under applicable Law, (iii) provided written notice to the other party of its intent to furnish information or enter into discussions with such person at least 24 hours prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the other party than those contained in the Confidentiality Arrangements (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting such party from satisfying its obligations under this Agreement).

(c) Except as set forth in this Section 6.04(c), the Company Board shall not make a change in the Company Board Recommendation (a “Change in the Company Board Recommendation”) in a manner adverse to Parent or Merger Sub or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if, prior to the approval of this Agreement and the Merger at the Company Stockholders’ Meeting, the Company Board determines, in its good faith judgment prior to the Effective Time and after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that to make a Change in the Company Board Recommendation is consistent with its fiduciary obligations to the Company and its stockholders under applicable Law, the Company Board may recommend a Superior Proposal, but only (i) after providing written notice to Parent (a “Notice of Company Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Board Recommendation and the manner in which it intends (or may intend) to do so, and (ii) if Parent does not, within three business days of Parent’s receipt of the Notice of Company Superior Proposal, deliver to the Company a binding, written offer that the Company Board determines, in its good faith judgment (after having consulted with independent legal counsel and a financial advisor of nationally recognized reputation in the United States or Hong Kong) to be at least as favorable to the Company’s stockholders as such Superior Proposal. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction under applicable Law or Rule 14d-9 or 14e-2 or that the Company Board determines to comply with its fiduciary duties to the Company and its stockholders will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Company Board in violation of this Section 6.04(c). The obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Competing Transaction, or by any Change in the Company Board Recommendation, except in the event that this Agreement is terminated in accordance with Section 8.01(j). The Company shall not submit to the vote of its stockholders any Competing Transaction, or propose to do so, except in the event that this Agreement is terminated in accordance with Section 8.01(j).

(d) Except as set forth in this Section 6.04(d), the Parent Board shall not make a change in the Parent Board Recommendation (a “Change in the Parent Board Recommendation”) in a manner adverse to the Company or approve or recommend, or cause or permit Parent to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if, prior to the approval of this Agreement, the Merger and other Transactions, the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Appointments at the Parent Shareholders’ Meeting, the Parent Board determines, in its good faith judgment prior to the Effective Time and after consultation with independent legal counsel (who may be Parent’s regularly engaged independent legal counsel), that to make a Change in the Parent Board Recommendation is consistent with its fiduciary obligations to Parent and its shareholders under applicable Law, the Parent Board may recommend a Superior Proposal, but only (i) after providing written notice to the Company (a “Notice of Parent Superior Proposal”) advising the Company that the Parent Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Parent Board intends to effect a Change in the Parent Board Recommendation and the manner in which it intends (or may intend) to do so, and (ii) if the Company does not, within three business days of the Company’s receipt of the Notice of Parent Superior Proposal, deliver to Parent a binding written offer that the Parent Board determines, in its good faith judgment (after having consulted with independent legal counsel and a financial advisor of nationally recognized reputation in the United States or Hong Kong) to be at least as favorable to Parent’s shareholders as such Superior Proposal. Any disclosure that the Parent Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction under applicable Law (including, without limitation, the Hong Kong Code on Take-overs and Mergers) or Rule 14d-9 or 14e-2 under the Exchange Act or that the Parent Board determines to comply with its fiduciary duties to Parent and its shareholders will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Parent Board in violation of this Section 6.04(d). The obligation of Parent to call, give notice of, convene and hold the Parent Shareholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Competing Transaction, or by any Change in the Parent Board Recommendation, except in the event that this Agreement is terminated in accordance with Section 8.01(k). Parent shall not submit to the vote of its shareholders any Competing Transaction, or propose to do so, except in the event that this Agreement is terminated in accordance with Section 8.01(k).

(e) A “Competing Transaction” means with respect to the Company or Parent, as the case may be, any of the following (other than the Transactions): (i) a transaction, whether a merger, purchase of assets, tender offer or otherwise, which, if consummated, would result in a third party acquiring (A) more than 20% of the equity securities of the Company or of Parent, as the case may be, (B) more than 20% of the assets of the Company and the Company Subsidiaries, taken as a whole, or of Parent and the Parent Subsidiaries, taken as a whole; (ii) in the case of the Company, any solicitation in opposition to approval and adoption of this Agreement or the Merger by the Company’s stockholders; and (iii) in the case of Parent, any solicitation in opposition to approval of this Agreement, the Merger and other Transactions, the Share Issuance, the New Stock Option Plans Adoption or the Parent Board Appointments by Parent’s shareholders. For the avoidance of doubt, acquisitions or agreements to acquire the Mines, the PRC Mining Companies or the other mines identified in Section 6.04(e) of the Company Disclosure Schedule shall not be, individually or in the aggregate, a Competing Transaction.

(f) A “Superior Proposal” means with respect to the Company or Parent, as the case may be, an unsolicited bona fide offer made by a third party which (i) is for a transaction, whether a merger, purchase of assets, tender offer or otherwise, other than the Transactions, which, if consummated, would result in (A) the stockholders of such party immediately preceding such transaction holding less than 50% of the equity interest in the surviving or resulting entity of such transaction or (B) a third party’s acquiring more than 50% of the assets of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as the case may be, and (ii) is on terms that the Board of Directors of such party determines, in its good faith judgment (after having consulted with independent legal counsel and a financial advisor of nationally recognized reputation in the United States or Hong Kong), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (A) if consummated pursuant to its terms, is reasonably likely to result in a transaction that is more favorable to the stockholders of such party (in their capacities as stockholders), from a financial point of view, than the Merger and (B) is reasonably capable of being completed on the terms proposed.

SECTION 6.05 Employee Benefits Matters. gg) Following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide (or cause to be provided) to employees of the Surviving Corporation or any other affiliate of Parent who were employees of the Company or any Company Subsidiary immediately prior to the Effective Time and, in each case, to the extent an employee continues employment with the Surviving Corporation or any other affiliate of Parent (the “Continuing Employees”) compensation and employee benefit plans, programs and policies and fringe benefits (other than equity based compensation arrangements) that, in the aggregate, are substantially similar to those that were provided to the Continuing Employees by the Company or any Company Subsidiary immediately prior to the execution of this Agreement.

(b) Following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize (or cause to be recognized) the service of each Continuing Employee with the Company or any Company Subsidiary determined as of the Effective Time for purposes of eligibility and vesting under any employee benefit plans, programs or arrangements maintained by Parent, the Surviving Corporation, or any of their affiliates that employs any Continuing Employee; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Each such employee benefit plan, program or arrangement that provides health benefits to Continuing Employees shall waive pre-existing condition limitations with respect to the Continuing Employees to the same extent waived under the applicable group health plan of the Company or any Company Subsidiary maintained prior to the Effective Time, and each Continuing Employee shall be given credit for amounts paid under the corresponding group health plan of the Company or any Company Subsidiary during the plan year in which the Effective Time occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums for such plan year.

(c) As of the Effective Time, Parent shall cause the Surviving Corporation to honor all employment and severance agreements existing as of the date hereof and set forth in Section 3.10(a) of the Company Disclosure Schedule between the Company or any Company Subsidiary and any current or former director, officer or employee of the Company or any Company Subsidiary.

(d) Except as provided in Sections 6.05(b) and (c), no provision of this Agreement shall restrict Parent or the Surviving Corporation from amending or terminating any employee benefit plan or modifying the material terms and conditions of employment for Continuing Employees following the Effective Time.

(e) Parent shall use its reasonable best efforts to procure consents from non-U.S. Continuing Employees that are required by applicable Law or collective bargaining agreement as a result of Parent’s modifications of any material terms and conditions of employment for such employees in such employees’ respective jurisdictions.

SECTION 6.06 Directors’ and Officers’ Indemnification and Insurance. hh) Parent shall cause all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any current and former officers and directors of the Company or any Company Subsidiary, and any person prior to the Effective Time serving at the request of any such party as a director, officer, employee fiduciary or agent of another corporation, partnership, trust or other enterprise, as provided in the respective certificates or articles of incorporation or by-laws (or comparable organizational documents) of the Company or any of the Company Subsidiaries, to survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years after the Effective Time.

(b) The Surviving Corporation shall use its reasonable best efforts to maintain in effect, for six years from the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.06(b) more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance, it being understood that, if the premium required to be paid by Parent for such policy would exceed such 150% of such amount, then the coverage of such policy shall be reduced to the maximum amount that may be obtained for a per annum premium in such 150% amount. In lieu of Parent causing the Surviving Corporation to maintain the policies as described above, Parent may elect to cause the Company to purchase immediately prior to the Effective Time a six-year “tail” pre-paid policy on terms and conditions not materially less favorable than the current directors’ and officers’ liability insurance policies, such policy to be effective as of the Effective Time.

(c) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.06.

SECTION 6.07 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, in the case of (a) or (b), such that the conditions under Section 7.02(a) or Section 7.02(b), in the case of the Company, or under Section 7.03(a) or Section 7.03(b), in the case of Parent, would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.08 Affiliate Agreements. ii) The Company shall use its reasonable best efforts to cause each of its directors and executive officers and each of its “affiliates” (within the meaning of Rule 145 under the Securities Act) to execute and deliver to Parent or cause to be delivered to Parent, prior to the Effective Time, an affiliate letter substantially in the form attached hereto as Exhibit 6.08(a).

(b) As an inducement to the Company affiliates to execute the affiliate letters, Parent shall enter into a written registration rights agreement with such Company affiliates prior to the Effective Time.

(c) The Company shall use its reasonable best efforts to cause Stephen D. King, William B. Green, Mark D. Dacko and Clyde L. Smith to execute and deliver, prior to the Effective Time, employment agreements relating to the terms and conditions of employment with the Surviving Corporation or Parent.

SECTION 6.09 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (a) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Transactions (if required) and (b) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company or Parent or their subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger; provided that nothing contained in this Section 6.09 shall require Parent or the Company to divest any asset or assets or license in any manner. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

SECTION 6.10 Plan of Reorganization. From and after the date of this Agreement and until the Effective Time, each party (i) shall use its reasonable best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the parties, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, and consistent with any such consent, neither Parent nor Parent Subsidiary, nor any affiliate, shall knowingly take any action or cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.

SECTION 6.11 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.12 Stock Exchange Listing/Quotation. jj) Parent shall promptly prepare and submit to the Hong Kong Stock Exchange a listing application covering the Parent Ordinary Shares underlying the Parent ADSs to be issued in the Merger and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for such listing on the Hong Kong Stock Exchange, subject to official notice of issuance to the Hong Kong Stock Exchange and customary conditions, and the Company shall cooperate with Parent with respect to such listing.

(b) Parent shall promptly prepare and submit to the AMEX a listing application and a listing agreement covering the Parent ADSs to be issued in the Merger and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent ADSs, subject to official notice of issuance to the AMEX, and the Company shall cooperate with Parent with respect to such listing.

SECTION 6.13 Public Announcements. Each of Parent and the Company shall issue a separate press release relating to this Agreement following its execution by each of Parent, Merger Sub and the Company, the text of which has been agreed to by each of Parent and the Company and the substance of which shall comply with the Securities Act, the Exchange Act, the Hong Kong Securities Ordinance, the HKSE Listing Rules, as the case may be, the rules and regulations thereunder and all applicable Laws. Thereafter, unless otherwise required by applicable Law or the requirements of the Hong Kong Stock Exchange, the SEC or the AMEX, no statement or other disclosure regarding the Transactions will be made by any party to this Agreement without the prior approval of the Company and Parent, which approval shall not be unreasonably withheld or delayed, provided, however, that nothing in this Section 6.13 shall be deemed to limit the rights of the Company or Parent under Section 6.04.

SECTION 6.14 Board of Directors; Corporate Headquarters; Corporate Name. kk) Parent shall use its reasonable best efforts to, subject to the fiduciary duties of the Parent Board, (i) cause the number of directors comprising the Parent Board as of immediately after the Effective Time to be increased by two, such that the number of executive members of the Board shall be three instead of two; (ii) cause Stephen D. King and Norman D. Lowenthal (the “Company Designated Directors”), assuming that each such person is willing to serve as a director, to be nominated for election as a director of Parent, effective as of the Effective Time, at the Parent Shareholders’ Meeting, so that the directors and officers of Parent after the Merger shall be: (A) Stephen D. King, Executive Director, (B) Tse Wing Chiu, Ricky, Executive Director, (C) Lui Yuk Chu, Executive Director, (D) Kwong Jimmy Cheung Tim, Executive Director, (E) Norman D. Lowenthal, Non-Executive Director, (F) Kan Ka Hon, Independent Non-Executive Director and (G) Lau Sin Ming, Independent Non-Executive Director and (iii) cause the composition, conduct and the committees of the Parent Board to be in compliance with all requirements of the Securities Act, the Exchange Act and SOX, and all rules and regulations thereto. If any Company Designated Director or any director and officer of the Company as at the date of this Agreement shall, prior to the Effective Time, die or determine not to serve as a director or officer of Parent or the Surviving Corporation, as the case may be, the Company shall have the right to appoint another person as a director or officer of Parent or Surviving Corporation, as the case may be.

(b) The corporate headquarters of Parent following completion of the Merger will remain in Hong Kong.

(c) Immediately after the Effective Time, Parent shall take such action as may be necessary to give one designee of Parent and one designee of the Company signing powers on all banks accounts of Parent and each Parent Subsidiary (the “Parent Signing Power Authorization”).

SECTION 6.15 Accounting Matters. Each of Parent and the Company agree to each use reasonable best efforts to cause to be delivered to each other consents and comfort letters from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents and comfort letters delivered by independent public accountants in connection with registration statements on Form F-4 under the Securities Act.

SECTION 6.16 Stock Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with this Agreement and the Transactions shall be paid by the Surviving Corporation, and the Company shall cooperate with Parent and Merger Sub in preparing, executing and filing any Tax Returns with respect to such Taxes.

SECTION 6.17 Deposit Agreement. As promptly as practicable after the execution of this Agreement, and in any event prior to the Effective Time, Parent shall enter into the Parent Deposit Agreement with the Depositary for the issuance of the ADSs.

SECTION 6.18 Parent Assumption of Obligations. Parent agrees to take any and all action (subject to the agreement in relation to the amount of the total Merger Consideration to be paid as set forth in Section 2.01) necessary to assume the Company’s obligations under the Company Stock Option Plans, the Company Warrants, the Company Convertible Notes and the Company Additional Share and Warrant Obligations.

SECTION 6.19 Title to Properties. Parent agrees to use its commercially reasonable efforts (a) to ensure that Yong Yi Garment (Huzhou) Company Limited shall not be required to pay the land price differences between the Investment Agreement and the Land Grant Contracts; and (b) for Yong Yi Knitting (Huzhou) Company Limited and Yong Yi Bleaching and Dyeing (Huzhou) Company Limited to be granted with land use rights to Lot 2 and Lot 3 as soon as reasonably practicable by entering into the respective land grant contract with the competent land authority with a unit land grant fee of RMB15,000 per mu.

SECTION 6.20 Labor Practices. Parent agrees to diligently act to remedy any alleged violations of labor and employment laws in connection with the matters disclosed on Section 4.11 of the Parent Disclosure Schedule.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Registration Statements. The Registration Statement and Form F-6 Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement or Form F-6 Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b) Hong Kong, Stock Exchange Filings. The Parent Shareholders Circular shall have been cleared with the Hong Kong Stock Exchange and Parent shall have received all approvals and confirmations from the Hong Kong Stock Exchange necessary to dispatch the Parent Shareholders Circular to the shareholders of Parent in connection with the Parent Shareholders’ Meeting.

(c) Company Stockholder Approval. The Company Stockholders’ Approval shall have been obtained in accordance with the MBCA and the Company’s Articles of Incorporation, and such Company Stockholders’ Approval shall not have been rescinded, revoked or otherwise withdrawn.

(d) Parent Shareholder Approval. The Parent Shareholders’ Approval shall have been obtained in accordance with the HKSE Listing Rules, the AMEX Listing Rules, the Hong Kong Companies Ordinance, the Hong Kong Securities Ordinance, the Bermuda Companies Act, the rules and regulations of the Bermuda Monetary Authority and the Parent’s Memorandum of Association and By-laws, and such approval shall not have been rescinded, revoked or otherwise withdrawn.

(e) Easyknit International Shareholder Approval. The Merger shall have been approved by the requisite affirmative vote of the shareholders of Easyknit International in accordance with the HKSE Listing Rules, the Hong Kong Companies Ordinance, the Hong Kong Securities Ordinance, the Bermuda Companies Act, the rules and regulations of the Bermuda Monetary Authority and Easyknit International’s Memorandum of Association and By-laws, and such approval shall not have been rescinded, revoked or otherwise withdrawn.

(f) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(g) No Governmental Litigation. There shall not be pending any action or proceeding by any Governmental Authority of any competent jurisdiction challenging or seeking to make illegal or to restrain or prohibit the consummation of the Merger.

(h) U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act (if any) shall have expired or been terminated.

(i) Stock Exchange Listing/Quotation. The Parent ADSs to be issued in the Merger shall have been authorized for listing on the AMEX and the Listing Committee of the Hong Kong Stock Exchange granting listing of, and permission to deal in the Parent Ordinary Shares underlying such Parent ADSs, in each case, subject to official notice of issuance and other customary conditions.

(j) No Reverse Takeover. The Merger and the Transactions will not have been deemed to constitute or have been deemed to be a reverse take-over transaction under Rule 14.06 of the HKSE Listing Rules and the Parent will not be required to comply with the procedures and requirements for new listing applications as set out in Chapter 9 of the HKSE Listing Rules.

(k) No Take-Over. The SFC shall have issued an advance ruling that the Merger and the Transactions do not require the holder of record of Company Shares to make a mandatory general offer for Parent Ordinary Shares as a result of the Merger under the Hong Kong Code on Takeovers and Mergers and Share Repurchases.

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction or waiver, where permissible, by Parent or Merger Sub, as the case may be, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.03(a) of this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) the representations and warranties of the Company otherwise contained in this Agreement shall have been true and correct as of the date of this Agreement (without giving effect to any qualification or limitation as to materiality or Company Material Adverse Effect set forth therein) and shall be true and correct as of the Effective Time (without giving effect to any qualification or limitation as to materiality or Company Material Adverse Effect set forth therein), as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except in this clause (ii) where the failure of such other representations of the Company to be so true and correct (without giving effect to any qualification or limitation as to materiality or Company Material Adverse Effect set forth therein) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the chief executive officer or other authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) Consents. The consents, approvals or authorizations listed on Section 7.02(d) of the Company Disclosure Schedule shall have been obtained.

(e) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(f) Tax Opinion. Parent shall have received the opinion of Troutman Sanders LLP to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion may be based upon reasonable representations of fact provided by officers of Parent and the Company.

(g) Affiliate Agreements. Parent shall have received the executed affiliate letters contemplated pursuant to Section 6.08(a), which agreements and any supplements thereto required thereby shall be in full force and effect.

(h) Parent Due Diligence. The result of Parent’s due diligence with respect to the Company and the Company’s assets, businesses and operations being satisfactory to Parent, in its sole and absolute discretion.

(i) Employment Agreements. Parent shall have received the employment agreements contemplated pursuant to Section 6.08(c), duly executed by the employees who are parties thereto, in form and substance satisfactory to Parent.

(j) Appraisal Rights. Holders of no more than 2% of the issued and outstanding shares of Company Common Stock as of the Effective Time shall have demanded and perfected appraisal or dissenters rights pursuant to the MBCA.

(k) Valuation of Mines. Parent shall have received a certified copy of each technical valuation or reserves report of each mining property prepared by qualified mining experts in which the Company or a Company Subsidiary has an interest and the form and substance of each such report shall be satisfactory to Parent in its sole discretion.

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver, where permissible, by the Company of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in Section 4.03(a) of this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) the representations and warranties of Parent otherwise contained in this Agreement shall have been true and correct as of the date of this Agreement (without giving effect to any qualification or limitation as to materiality or Parent Material Adverse Effect set forth therein) and shall be true and correct as of the Effective Time (without giving effect to any qualification or limitation as to materiality or Parent Material Adverse Effect set forth therein), as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except in this clause (ii) where the failure of such other representations of Parent to be so true and correct (without giving effect to any qualification or limitation as to materiality or Parent Material Adverse Effect set forth therein) would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the chief executive officer or other authorized officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

(d) Consents. The consents, approvals or authorizations listed on Section 7.03(d) of the Parent Disclosure Schedule shall have been obtained.

(e) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(f) Tax Opinion. The Company shall have received the opinion of Baker & McKenzie, counsel to the Company to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion may be based upon reasonable representations of fact provided by officers of Parent and the Company.

(g) Company Due Diligence. The result of the Company’s due diligence with respect to Parent and Parent’s assets, businesses and operations being satisfactory to the Company, in its sole and absolute discretion.

(h) Registration Rights Agreement. The Company shall have received the executed registration rights agreement contemplated pursuant to Section 6.08(b), which agreement and any supplement thereto required thereby shall be in full force and effect.

(i) Parent Board Appointments. Parent shall have made, and received any required shareholder approval for, the Parent Board Appointments.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Parent, by action taken or authorized by the respective party’s Board of Directors, as follows:

(a) by mutual written consent of Parent, Merger Sub and the Company; or

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before December 31, 2007 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) or to extend the End Date shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(c) by either Parent or the Company if any Governmental Authority in the United States, Hong Kong or Bermuda shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or

(d) by Parent (at any time prior to the Company obtaining the Company Stockholders’ Approval) if a Triggering Event (as defined below) with respect to the Company shall have occurred; or

(e) by the Company (at any time prior to Parent obtaining the Parent Shareholders’ Approval) if a Triggering Event with respect to Parent shall have occurred; or

(f) by either Parent or the Company if the Company Stockholders’ Approval is not obtained at the Company Stockholders’ Meeting; or

(g) by either Parent or the Company if the Parent Shareholders’ Approval is not obtained at the Parent Shareholders’ Meeting; or

(h) by Parent upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 8.01(h) for so long as the Company continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Parent to the Company; provided further that Parent shall not itself be in breach such that the conditions set forth in Section 7.03(a) or (b) would not be satisfied; or

(i) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied (“Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent, the Company may not terminate this Agreement under this Section 8.01(i) for so long as Parent continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by the Company to Parent; provided further that the Company shall not itself be in breach such that the conditions set forth in Section 7.02(a) or (b) would not be satisfied; or

(j) by the Company (at any time prior to the Company Stockholders’ Meeting) in order to enter into a definitive agreement with respect to a Superior Proposal if the Company Board shall have made a Change in the Company Board Recommendation in compliance with Section 6.04(c); provided, however, that any termination of this Agreement pursuant to this Section 8.01(j) shall not be effective until the Company has made full payment of all amounts provided under Section 8.03; or

(k) by Parent (at any time prior to the Parent Shareholders’ Meeting) in order to enter into a definitive agreement with respect to a Superior Proposal if the Parent Board shall have made a Change in the Parent Board Recommendation in compliance with Section 6.04(d); provided, however, that any termination of this Agreement pursuant to this Section 8.01(k) shall not be effective until Parent has made full payment of all amounts provided under Section 8.03.

For purposes of this Agreement, a “Triggering Event” with respect to a party hereto shall be deemed to have occurred if: (i) the Board of Directors of such party or any committee thereof withdraws, modifies or changes its recommendation of this Agreement, the Merger or the Transactions in a manner adverse to the other party or shall have resolved to do so; (ii) the Board of Directors of such party shall have recommended to the stockholders of such party a Competing Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction; (iii) such party shall have failed to include in the Proxy Statement or the Parent Shareholders Circular, as the case may be, the recommendation of the Board of Directors of such party in favor of the approval and adoption of this Agreement and the approval of the Merger and other Transactions or approval of the Share Issuance, the New Stock Option Plans Adoption or the Parent Board Appointments, as applicable; or (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of such party is commenced, and the Board of Directors of such party fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders) within 20 days of the announcement of such tender offer or exchange offer.

SECTION 8.02 Effect of Termination. Any termination of this Agreement pursuant to Section 8.01 will be effective immediately upon the delivery of a valid written notice of the terminating party to the non-terminating party. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 8.03 and Article IX and (b) nothing herein shall relieve any party from liability for any fraud or any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the Confidentiality Arrangements shall survive any termination of this Agreement.

SECTION 8.03 Fees and Expenses; Termination Fees.

(a) All fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors (collectively, “Advisors”), will be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that (A) Parent and the Company will share equally the filing fee for the Notification and Report Forms, if any, filed with the FTC and DOJ under the HSR Act and (B) the Company shall bear all costs and fees associated with the engagement of the Depositary and the negotiation, execution and delivery of the Parent Deposit Agreement and the filing of the Form F-6 Registration Statement; provided further that the fees in (A) shall not be deemed to include fees or expenses payable to Advisors.

(b) If a Company Payment Event occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if pursuant to clause (i) below, simultaneously with the occurrence of such Company Payment Event or, if pursuant to clause (ii) below, within two business days following such Company Payment Event, a fee of 3% of the aggregate Merger Consideration. A “Company Payment Event” means the termination of this Agreement pursuant to:

(i) (A) Section 8.01(d), (B) Section 8.01(h) with respect to a material breach of Section 6.04 by the Company, or (C) Section 8.01(j); or

(ii) Section 8.01(b), but only if, both (A) prior to the End Date, a Competing Transaction shall have been publicly announced or otherwise communicated to the Company Board and not withdrawn, revoked or rejected prior to the date of termination of this Agreement pursuant to Section 8.01(b), and (B) the Company, within 12 months after such termination, enters into a definitive agreement with respect to, or consummates a Competing Transaction (provided that for purposes of this clause (ii), each reference to “20%” in the definition of Competing Transaction shall be deemed a reference to “50%”).

(c) If a Parent Payment Event occurs, Parent shall pay the Company (by wire transfer of immediately available funds) if pursuant to clause (ii) in the succeeding sentence, simultaneously with the occurrence of such Parent Payment Event or, if pursuant to clause (i) in the succeeding sentence, within two business days following such Parent Payment Event, a fee of 3% of the aggregate Merger Consideration.  A “Parent Payment Event” means the termination of this Agreement pursuant to:

(i) (A) Section 8.01(e), (B) Section 8.01(i) with respect to a material breach of Section 6.04 by Parent, or (C) Section 8.01(k); or

(ii) Section 8.01(b), but only if, both (A) prior to the End Date, a Competing Transaction shall have been publicly announced or otherwise communicated to the Parent Board and not withdrawn, revoked or rejected prior to the date of termination of this Agreement pursuant to Section 8.01(b), and (B) Parent, within 12 months after such termination, enters into a definitive agreement with respect to, or consummates a Competing Transaction (provided that for purposes of this clauses (ii), each reference to “20%” in the definition of Competing Transaction shall be deemed a reference to “50%”).

(d) If a Company Payment Event occurs, the Company shall reimburse Parent (by wire transfer of immediately available funds), no later than two business days after such termination, for 100% of its documented out-of-pocket fees and expenses (including reasonable fees and expenses of its counsel) up to US$500,000 actually incurred by it in connection with this Agreement and the transactions contemplated hereby.

(e) If a Parent Payment Event occurs, Parent shall reimburse the Company (by wire transfer of immediately available funds), no later than two business days after such termination, for 100% of its documented out-of-pocket fees and expenses (including reasonable fees and expenses of its counsel) up to US$500,000 actually incurred by it in connection with this Agreement and the transactions contemplated hereby.

SECTION 8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.05 Waiver. At any time prior to the Effective Time, any party hereto may, by action taken or authorized by its Board of Directors, (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any breach in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Survival. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01 as provided in Section 8.02. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) that by their terms survive the Effective Time, shall survive the Effective Time.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02:

(a)   if to Parent or Merger Sub:

Easyknit Enterprises Holdings Limited
7th Floor, Hong Kong Spinners Building
Phase 6, 481-483 Castle
Peak Road, Cheung Sha Wan,
Kowloon, Hong Kong SAR
Attention: Mr. Jimmy Kwong
Facsimile No: 852-2310-1061

with copies to:

Richards Butler
20F Alexandra House, 16-20 Chater Road
Central, Hong Kong
Attention: Mr. David Butler
Facsimile No: 852-2810-0664

Troutman Sanders LLP
Suite 3403, Two Exchange Square
8 Connaught Place
Central, Hong Kong
Attention: Ms. Olivia Lee
Facsimile No: 852-2533-7898

Appleby Hunter Bailhache
5511 The Center99 Queen’s Road
Central, Hong Kong
Attention: Mr. Paul Cheuk
Facsimile No: 852-2524-5548

(b)   if to the Company:

Wits Basin Precious Minerals Inc.
80 South 8th Street
Suite 900
Minneapolis, Minnesota 55462
U.S.A.
Attention: Mr. Mark D. Dacko
Facsimile No: 1-612-395-5276

with copies to:

Baker & McKenzie
14/F., Hutchison House
10 Harcourt Road
Hong Kong
Attention: Cheung Yuk Tong
Facsimile No: 852-2842-0565

Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402-4140
U.S.A.
Attention: Mr. William M. Mower
Facsimile No: 1-612-672-8397

SECTION 9.03 Certain Definitions. ll) For purposes of this Agreement:

“affiliate” of a specified person means a person who is an affiliate within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act.

“beneficial owner”, with respect to any securities, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close and are not closed in Hong Kong or New York.

“Central Provident Scheme” means any recognized mandatory social security scheme that is not subject to U.S. Law and under which benefits may be payable only upon the retirement, unemployment, physical injury or disability of the insured, which has or is capable of having effect in relation to one or more descriptions or categories of employment so as to provide benefits, in the form of pensions, allowances, gratuities or other payments, payable on termination of service, death or retirement, to or in respect of persons gainfully employed under a contract of service in any employment.

“Company ERISA Affiliate” means each entity that is treated as a single employer with the Company or any Company Subsidiary pursuant to Section 414 of the Code.

“Company Material Adverse Effect” means any change, event, violation, circumstance or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that have occurred during the applicable measurement period prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, in no event will any of the following, alone or in combination, be deemed to constitute nor will any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) changes in general economic conditions or changes in securities markets in general, which Effects do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole; (ii) changes in the industries in which the Company and the Company Subsidiaries operate, which Effects do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole; (iii) any Effect caused by the public announcement or pendency of the transactions contemplated hereby; (iv) any Effect resulting from compliance by the Company with the terms and conditions of this Agreement, including actions or omissions of the Company or any Company Subsidiary taken with the written consent of Parent; (v) a change in Law or US GAAP or the interpretations thereof, which Effects do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole; and (vi) any declaration of war by or against, or an escalation of hostilities involving, or an act of terrorism against, the United States, China or Hong Kong, which Effects do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Easyknit International” means Easyknit International Holdings Limited, a company incorporated in Bermuda.

“Environmental Laws” means any United States federal, state or local or non-United States law at national, provincial or local level (including the common law, statutes, regulations, rules, orders and contractual obligations) relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment or human health, occupational safety or health, sanitation, or natural resources, including laws relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases, or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, groundwater, mining or reclamation of mineral land, land surface or subsurface strata).

“Environmental Permits” means any permit (including waste water discharge permit), approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Laws.

“Hazardous Substances” means: (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any other wastes, pollutants, contaminant or other substances (including liquids, solids, gases, ions, living organisms and noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly, or any other chemical, material or substance, exposure to which is now or hereafter prohibited or limited, or which is otherwise regulated by, or for which standards of conduct are imposed by, any Governmental Authority pursuant to any Environmental Laws.

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong.

“Huzhou Land” means, collectively, the three pieces of land located in Zhili Town of Huzhou Municipality, Zhejiang Province, the PRC of a total area of approximately 632 mu, the particulars of which are set forth in Section 4.12(a) of the Parent Disclosure Schedule.

“Huzhou Zhili Government” means the People’s Government of Zhili Town, Huzhou Municipality, the People's Republic of China.

“Intellectual Property” means: (i) patents, patent applications, and all proprietary rights associated therewith; (ii) all trademark rights, trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, registrations and applications for registration thereof, business identifiers, domain names and brand names; (iii) copyrightable works, copyrights, registrations and applications for registration thereof, and all other rights associated therewith and the underlying works of authorship; (iv) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; (v) all confidential and proprietary information; (vi) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; and (vii) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof.

“Investment Agreements” means, collectively, the investment agreement entered into between Easyknit (Mauritius) Limited and the Huzhou Zhili Government on December 24, 2004 and a series of supplementary agreements thereof between the parties between December 28, 2004 and July 2, 2006 for the purpose of granting to Easyknit (Mauritius) Limited (or its wholly owned subsidiaries in Huzhou Municipality) the land use rights to a piece of land of 632.289 mu at a price of RMB15,000 per mu.

“Land Grant Contracts” means, collectively, the land grant contracts entered into between the Land and Resources Bureau of Huzhou Municipality, Zhejiang Province, the People's Republic of China and Easyknit Garment (Huzhou) Co., Ltd. on August 1, 2005 and August 31, 2006 respectively, pursuant to which the land use rights to two pieces of land of 184 mu and 67.6 mu in Huzhou Municipality were granted to Easyknit Garment (Huzhou) Co., Ltd., at a price of approximately RMB90,667.12 per mu and RMB112,667 per mu, respectively.

“Mandatory Provident Fund” shall have the same meaning as is ascribed to it by the Mandatory Provident Fund Schemes Ordinance, Chapter 485 of the Laws of Hong Kong.

“Parent ADRs” means American Depositary Receipts, each of which evidences one Parent ADS.

“Parent ADSs” means the American Depositary Shares issued pursuant to the Parent Deposit Agreement, each of which represents the right to receive 100 Parent Ordinary Shares.

“Parent ERISA Affiliate” means each entity that is treated as a single employer with Parent or any Parent Subsidiary under Section 414 of the Code.

“Parent Material Adverse Effect” means any Effect that, individually or when taken together with all other Effects that have occurred during the applicable measurement period prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, in no event will any of the following, alone or in combination, be deemed to constitute nor will any of the following be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) changes in general economic conditions or changes in securities markets in general, which Effects do not have a materially disproportionate effect on Parent and the Parent Subsidiaries, taken as a whole; (ii) changes in the industries in which Parent and the Parent Subsidiaries operate, which Effects do not have a materially disproportionate effect on Parent and the Parent Subsidiaries, taken as a whole; (iii) any Effect caused by the public announcement or pendency of the transactions contemplated hereby; (iv) any Effect resulting from compliance by Parent or Merger Sub with the terms and conditions of this Agreement, including actions or omissions of Parent or any Parent Subsidiary taken with the written consent of the Company; (v) a change in Law or HKFRS or the interpretations thereof, which Effects do not have a materially disproportionate effect on Parent and the Parent Subsidiaries, taken as a whole; and (vi) any declaration of war by or against, or an escalation of hostilities involving, or an act of terrorism against, the United States, China or Hong Kong, which Effects do not have a materially disproportionate effect on Parent and the Parent Subsidiaries, taken as a whole.

“Parent PRC Real Properties” mean, collectively, each parcel of the Huzhou Land, the parcel of land respectively in Dongguan and Heyuan of the PRC and the buildings and structures thereon, the particulars of which are set forth in Section 4.12(a) of the Parent Disclosure Schedule.

“Parent PRC Subsidiaries” mean, collectively, Dongguan Yong Yao Bleaching and Dyeing Company Limited, Yong Yi Knitting (Heyuen) Company Limited, Yong Yi Garment (Huzhou) Company Limited, Yong Yi Knitting (Huzhou) Company Limited, Yong Yi Bleaching and Dyeing Company Limited; and a “Parent PRC Subsidiary” means any one of them.

“Permitted Liens” means: (i) Liens for current taxes and assessments not yet past due as of the Effective Time or which are being legitimately contested by appropriate proceedings; (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress; and (iii) workmen’s, repairmen’s, warehousemen’s, landlord’s and carriers’ Liens arising in the ordinary course of business consistent with past practice that are not delinquent and which, individually or in the aggregate, could not reasonably be expected to be materially adverse to the use, value or ownership of the subject property.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC” means the People’s Republic of China.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries. Where appropriate in the context, “subsidiary” includes any of the branches, liaison offices or representative offices as established by any of the Company, the Surviving Corporation or Parent in the PRC.

“Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“US$” means United States dollars, the lawful currency of the United States of America.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 3.09
Advisors	§ 8.03(a)
Agreement	Preamble
AMEX	§ 2.02(e)
AMEX Listing Rules	§ 6.01(f)
Articles of Merger	§ 1.02
Bermuda Companies Act	§ 4.07(c)
Blue Sky Laws	§ 3.05(b)
Certificates	§ 2.02(a)
Change in the Company Board Recommendation	§ 6.04(c)
Change in the Parent Board Recommendation	§ 6.04(d)
Closing	§ 1.02
COBRA	§ 3.10(c)
Code	Recitals
Company	Preamble
Company Additional Share and Warrant Obligations	§ 3.03(a)
Company Board	Recitals
Company Board Recommendation	§ 6.01(c)
Company Common Stock	§ 2.01(a)
Company Convertible Notes	§ 3.03(a)
Company Designated Directors	§ 6.14(a)
Company Disclosure Schedule	Article III
Company Grant Date	§ 3.03(a)
Company Licensed Intellectual Property	§ 3.13(a)
Company Notes Purchase Agreement	§ 3.03(a)
Company Owned Intellectual Property	§ 3.13(a)
Company Payment Event	§ 8.03(b)
Company Permits	§ 3.06(a)
Company Plans	§ SECTION 3.10(a)
Company Preferred Stock	§ 3.03(a)
Company SEC Reports	§ 3.07(a)
Company Shares	§ 2.01(a)
Company Shares Trust	§ 2.02(e)
Company Stock Awards	§ 3.03(a)
Company Stock Option Plans	§ 2.04(a)
Company Stock Options	§ 2.04(a)
Company Stockholders’ Approval	§3.18(b)
Company Stockholders’ Meeting	§ 6.01(a)
Company Subsidiary	§ 3.01(a)
Company Title Policies	§ 3.12(a)
Company Use Documents	§ 3.12(b)
Company Warrants	§ 2.05(a)
Compensation Plans	§ 3.10(a)
Competing Transaction	§ 6.04(e)

Defined Term	Location of Definition
Confidentiality Arrangements	§ 6.03(b)
Continuing Employees	§ 6.05(a)
Dissenting Shares	§ 2.07
Effect	§ 9.03(a)
Effective Time	§ 1.02
End Date	§ 8.01(b)
ERISA	§ 3.10(a)
ERISA Plans	§ 3.10(a)
Excess ADSs	§ 2.02(e)
Exchange Act	§ 3.05(b)
Exchange Agent	§ 2.02(a)
Exchange Ratio	§ 2.01(a)
Excluded Company Shares	§ 2.01(b)
Flexible Benefit Plan	§ 3.10(a)
Foreign Corrupt Practices Act	§ 3.19
Form F-6 Registration Statement	§ 6.01(a)
Governmental Authority	§ 3.05(b)
HKAS(s)	§ 4.07(d)
HKFRS	§ 4.07(d)
HKFRS(s)	§ 4.07(d)
HKSE Listing Rules	§ 2.04(a)
Hong Kong Announcement	§ 6.01(b)
Hong Kong Companies Ordinance	§ 4.07(c)
Hong Kong Securities Ordinance	§ 4.07(c)
Hong Kong Stock Exchange	§ 2.04(c)
HSR Act	§ 3.05(b)
Investment Company Act	§ 3.06(b)
IRS	§ 3.10(b)
Law	§ 3.05(a)
Liens	§ 3.12(a)
Material Company Contracts	§ 3.16(a)
Material Parent Contracts	§ 4.16(a)
MBCA	Recitals
Merger	Recitals
Merger Consideration	§ 2.01(a)
Merger Sub	Preamble
Mining Permits	§ 3.12(e)
Mining Rights	§ 3.12(e)
Multiemployer Plan	§ 3.10(c)
Multiple Employer Plan	§ 3.10(c)
NASD	§ 2.02(e)
New Stock Option Plans	§ 2.04(a)
New Stock Option Plans Adoption	Recitals
Non-U.S. Company Plan	§ 3.10(b)

Defined Term	Location of Definition
Non-U.S. Parent Plan	§ 4.10(b)
Notice of Company Superior Proposal	§ 6.04(c)
Notice of Parent Superior Proposal	§ 6.04(d)
Parent	Preamble
Parent Bermuda Filings	§ 4.07(c)
Parent Board	Recitals
Parent Board Appointments	Recitals
Parent Board Recommendation	§ 6.01(d)
Parent Deposit Agreement	§ 2.01(a)
Parent Disclosure Schedule	Article IV
Parent Grant Date	§ 4.03(a)
Parent HKSE Reports	§ 4.07(a)
Parent Hong Kong Filings	§ 4.07(c)
Parent Licensed Intellectual Property	§ 4.13(a)
Parent Ordinary Shares	Recitals
Parent Owned Intellectual Property	§ 4.13(a)
Parent Payment Event	§ 8.03(c)
Parent Permits	§ 4.06(a)
Parent Plans	§ 4.10(a)
Parent Shareholders Circular	§ 6.01(b)
Parent Shareholders’ Approval	§ 4.18(b)
Parent Shareholders’ Meeting	§ 6.01(b)
Parent Signing Power Authorization	§ 6.14(c)
Parent Stock Option Plan	§ 4.03(a)
Parent Stock Options	§ 4.03(a)
Parent Subsidiary	§ 4.01(a)
Parent Title Policies	§ 4.12(a)
Parent Use Documents	§ 4.12(b)
PRC Mines	§ 5.01(c)
Proxy Statement	§ 6.01(a)
Registration Statement	§ 6.01(a)
Representatives	§ 6.03(a)
SEC	§ 3.07(a)
Securities Act	§ 3.05(b)
SFC	§ 4.07(b)
Share Issuance	Recitals
SOX	§ 3.07(a)
Stockholders’ Meetings	§ 6.01(b)
Substitute Option	§ 2.04(a)
Substitute Warrant	§ 2.05(a)
Superior Proposal	§ 6.04(f)
Surviving Corporation	§ 1.01
Surviving Corporation Common Stock	§ 2.01(c)
Terminating Company Breach	§ 8.01(h)

Defined Term	Location of Definition
Terminating Parent Breach	§ 8.01(i)
Transactions	§ 3.01(a)
Triggering Event	§ 8.01
U.S. Company Plan	§ 3.10(b)
US GAAP	§ 3.07(c)
WARN Act	§ 3.11(b)

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Entire Agreement; Assignment. This Agreement, together with the schedules and exhibits thereto, the Employment Agreements and the Confidentiality Arrangements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Sections 6.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether pursuant to a merger, by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations hereunder.

SECTION 9.06 Parties in Interest; Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, subject to Section 9.05, their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Except to the extent set forth in Sections 9.05 and 9.06, no person who is not a party to this Agreement has any rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Hong Kong to enforce any provision of this Agreement.

SECTION 9.07 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the laws of Hong Kong). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Minnesota state court or any Minnesota federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Minnesota state court or any Minnesota federal court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

SECTION 9.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EASYKNIT ENTERPRISES HOLDINGS LIMITED

By:	/s/ Ricky Tse Wing Chiu
Name: Ricky Tse Wing Chiu
Title: Chairman and CEO

RACE MERGER, INC.

By:	/s/ Kwong Jimmy Cheung Tim
Name: Kwong Jimmy Cheung Tim
Title:

WITS BASIN PRECIOUS MINERALS INC.

By:	/s/ Stephen D. King
Name: Stephen D. King
Title: Chief Executive Officer